The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-213509

Subject to Completion
Preliminary Prospectus Supplement dated October 1, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated September 6, 2016)

$

Brunswick Corporation
         % Senior Notes due 2048

We are offering $       aggregate principal amount of our       % Senior Notes due 2048 (the “Notes”). We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $       aggregate principal amount of the Notes. The Notes will bear interest at a rate of       % per year, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2019. The Notes will mature on October 15, 2048.

We may, at our option, redeem some or all of the Notes at any time on or after October 15, 2023 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption”. If we experience a change of control triggering event, as described in this prospectus supplement, each holder of the Notes may require us to repurchase some or all of its Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Notes—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event”.

The Notes will be our direct, unsecured and unsubordinated obligations and will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness. In addition, the Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The Notes will be issued only in registered form in denominations of $25.00 and any integral multiples of $25.00 in excess thereof.

Investing in the Notes involves risks that are described in the “Risk Factors” beginning on page S-15 of this prospectus supplement and in the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus.

Per Note	Total
Public offering price(1)%	$
Underwriting discount(2)%	$
Proceeds, before expenses, to Brunswick Corporation %	$
(1)	Plus accrued interest from , 2018, if settlement occurs after that date.
(2)	We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $ aggregate principal amount of the Notes. If the underwriters exercise this option in full, the total underwriting discounts and commissions payable by us will be $ and total proceeds to us less expenses will be $ .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We intend to apply for the listing of the Notes on The New York Stock Exchange (the “NYSE”). If approved for listing, trading on NYSE is expected to commence within 30 days after the Notes are first issued. We expect that the Notes will be ready for delivery in book-entry form only through The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme on or about       , 2018.

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities

The date of this prospectus supplement is       , 2018.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes we are currently offering and certain other matters relating to us and our financial condition. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Notes we are currently offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. The information in this prospectus supplement supersedes any inconsistent information included in the accompanying prospectus.

Prior to any purchase of Notes hereunder, you should read the prospectus, together with the additional information referred to under “Documents Incorporated by Reference”.

We are responsible for the information contained and incorporated by reference in the prospectus and any related free writing prospectus we prepare or authorize. We and the underwriters have not authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer of the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained and incorporated by reference in the prospectus and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”) is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references to “Brunswick”, the “Company”, “we”, “us” and “our” in the prospectus mean Brunswick Corporation and its wholly owned subsidiaries and other entities controlled by Brunswick Corporation except in “Description of the Notes” and where it is clear from the context that the term means only the issuer, Brunswick Corporation.

You should not consider any information in the prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the Notes offered by this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the termination of the offering of the Notes described in this prospectus supplement are incorporated by reference into and are deemed to be a part of this prospectus from the date of filing of those documents; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC.

The following documents, which we have filed with the SEC, are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2017, filed February 20, 2018 (including the portions of the Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Shareholders, filed March 22, 2018, that are incorporated by reference into such annual report);
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, filed May 3, 2018, and June 30, 2018, filed August 1, 2018; and
•	Current Reports on Form 8-K filed on March 1, 2018, June 27, 2018, July 3, 2018, July 19, 2018, August 9, 2018, September 28, 2018 and October 1, 2018.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon your request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference into this prospectus, then the exhibits will not be provided. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed or incorporated by reference as an exhibit to this prospectus because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, may apply standards of materiality in a manner different from what may be viewed as material to you or other investors or may no longer continue to be true as of any given date.

Requests for documents relating to us should be directed to:

General Counsel
Brunswick Corporation
26125 N. Riverwoods Blvd. Suite 500
Mettawa, Illinois 60045-3420
(847) 735-4700

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain, and any other offering materials and documents deemed to be incorporated by reference herein may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are based on current expectations, estimates and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may”, “could”, “expect”, “anticipate”, “intend”, “target”, “plan”, “seek”, “estimate”, “believe”, “predict”, “outlook” and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this prospectus supplement. See “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. These risks include, but are not limited to:

•	the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets and the level of consumer confidence on the demand for our products and services;
•	negative currency trends, including shifts in exchange rates;
•	the ability to make targeted acquisitions and successfully integrate newly acquired businesses;
•	our ability to successfully implement our strategic plan and growth initiatives;
•	our ability to effectively manage our portfolio of businesses, including completing and realizing benefits from strategic divestitures, such as the Proposed Spin-off (as defined and described in “Summary—Recent Developments—Proposed Spin-off” and “Proposed Spin-off”) of our Fitness business, or that such divestitures, including the Proposed Spin-off, do not occur due to the failure of one or more conditions outside of the control of Brunswick;
•	adequate financing access for dealers and customers and our ability to access capital and credit markets;
•	retaining our relationships with dealers, distributors and independent boat builders;
•	the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners;
•	the ability to successfully manage pipeline inventories;
•	credit and collections risks, including the potential obligation to repurchase dealer inventory;
•	the risk of losing significant business from a key customer or a critical supplier;
•	protecting our brands and intellectual property;
•	absorbing fixed costs in production;
•	managing expansion or consolidation of manufacturing facilities;
•	meeting supply objectives, including the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price;
•	actual or anticipated increases in costs, disruptions of supply or defects in raw materials, parts or components we purchase from third parties, including as the result of new tariffs on raw materials;
•	higher energy and fuel costs, increased demand for shipping carriers and transportation disruptions;
•	meeting pension funding obligations;
•	managing our share repurchases;
•	competitive pricing pressures, including the impact of changing foreign currency exchange rates, inflation and increased competition from international competitors;
•	developing new and innovative products at a competitive price and in compliance with applicable laws;

•	maintaining product quality and service standards;
•	the continued use of legacy information technology systems and the risk of a failure of or attacks on our information technology systems, which could result in data breaches, lost or stolen assets or information and associated remediation costs;
•	competition from other leisure pursuits that may affect the level of participation in boating and fitness activities;
•	the risk of product liability, warranty and other claims in connection with the manufacture and sale of products;
•	the ability to protect our intellectual property and risks associated with our information technology systems;
•	the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions and remediation efforts, climate change, healthcare costs, taxes and employment obligations;
•	the risk of having to record an impairment to the value of goodwill and other assets;
•	international business risk, including risks of international political instability, civil unrest and operations in emerging markets;
•	the ability to attract and retain key contributors and to successfully implement succession plans;
•	the effect of weather conditions on demand for marine products;
•	the effect that catastrophic events, including hurricanes, floods, earthquakes, environmental spills and other natural disasters, may have on consumer demand and the ability to manufacture products;
•	the risk that, following the acquisition (the “Acquisition”) of the Global Marine Business of Power Products (each as defined and described in “Summary—Recent Developments—Acquisition of Power Products’ Global Marine Business”), such business will not be successfully integrated into ours;
•	the possibility that the expected synergies and value creation from the Acquisition will not be realized or will not be realized within the expected time period;
•	disruptions from the Acquisition making it more difficult to maintain business and operational relationships;
•	the risk that unexpected costs will be incurred as a result of the Acquisition; and
•	the effect on our business of our increased level of indebtedness, our ability to make payments on or service our indebtedness and our ability to obtain financing as needed.

Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and any subsequent Quarterly Reports on From 10-Q, and may also include risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in this prospectus.

You should take care not to place undue reliance on our forward-looking statements, which represent our views only as of the date they are made. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SUMMARY

Brunswick Corporation

Brunswick Corporation is a Delaware corporation incorporated on December 31, 1907. We are a leading global designer, manufacturer, and marketer of recreation products, including marine engines, boats, fitness equipment and active recreation products, and have three reportable segments: Marine Engine, Boat and Fitness.

Our Marine Engine segment consists of the Mercury Marine Group (“Mercury Marine”). Mercury Marine manufactures and markets a full range of outboard engines, sterndrive and inboard engine and propulsion systems under, among other brand names, the Mercury, Mercury MerCruiser, Mariner, Mercury Racing and Mercury Diesel brands. In addition, Mercury Marine manufactures and markets parts and accessories under the Quicksilver, Mercury Precision Parts, Mercury Propellers, Attwood, Garelick, Whale, BLA, Talamex, Besto, Seachoice and MotorGuide brand names, including marine electronics and control integration systems, steering systems, instruments, controls, propellers, trolling motors, fuel systems, service parts and lubricants. Mercury Marine supplies integrated, high-speed diesel propulsion systems to the worldwide recreational and commercial marine markets. To promote advanced propulsion systems with improved handling, performance and efficiency, Mercury Marine also manufactures and markets advanced boat steering and engine control systems. Marine Engine segment products are principally sold directly to boat builders, including Brunswick's Boat segment, or through marine retail dealers and distributors worldwide. The Company's engine manufacturing plants are located mainly in the United States, China and Japan, with sales mainly to markets in the Americas, Europe and Asia-Pacific.

We recently acquired the Global Marine Business of Power Products (each as defined and described in “—Recent Developments—Global Marine Business Acquisition”). Prior to the closing of the Acquisition, Power Products consummated a reorganization such that we only acquired the Global Marine Business. Power Products is a leading provider of branded electrical products, such as battery and power management and digital switching, to marine and other recreational and specialty vehicle markets. Power Products sells its products under the Ancor, BEP, Blue Sea Systems, Czone, Del City, Lenco Marine, Marinco, Mastervolt, Park Power, Progressive Industries and ProMariner brands. The Acquisition benefits the Company’s systems integration and connected boat initiatives by combining an industry leading provider of integrated electrical systems solutions for boat and other original equipment manufacturers with the Company’s leading integrated propulsion system solutions. Power Products will be managed as a part of the Marine Engine segment.

Our Boat segment consists of the Brunswick Boat Group (“Boat Group”), which designs, manufactures and markets the following types of boats: fiberglass pleasure, sport cruiser, sport fishing and center-console, offshore fishing, aluminum and fiberglass fishing, pontoon, utility, deck, inflatable and heavy-gauge aluminum. The Boat Group includes the following boat brands: Bayliner sport cruisers, runabouts and Heyday wake boats; Boston Whaler fiberglass offshore boats; Lund fiberglass fishing boats; Crestliner, Cypress Cay, Harris, Lowe, Lund and Princecraft aluminum fishing, utility, pontoon boats and deck boats; Thunder Jet heavy-gauge aluminum boats; and Sea Ray sport boats and sport cruisers. The Boat Group also includes a commercial and governmental sales unit that sells products to commercial customers, as well as to the United States government and state, local and foreign governments. The Boat Group procures most of its outboard engines, gasoline sterndrive engines and gasoline inboard engines from Brunswick's Marine Engine segment. The Boat Group’s products are manufactured mainly in the United States, Europe and Mexico and sold through a global network of dealer and distributor locations, primarily in North America and Europe.

Our Fitness segment is comprised of our Fitness business that we are planning to spin off to our shareholders. See “—Recent Developments—Proposed Spin-off” and “Proposed Spin-off”. Our Fitness business designs, manufactures and markets a broad portfolio of cardiovascular fitness equipment (including treadmills, total body cross-trainers, stair climbers and stationary exercise bicycles) and strength-training fitness equipment for both the commercial and consumer markets under the Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT brands. Our Fitness business also has an active recreation business that includes billiards and other gaming tables, as well as related game room furniture and accessories. Fitness products are manufactured mainly in the United States and Hungary or are sourced from international suppliers. Fitness equipment is sold mainly in the Americas, Europe and Asia to health clubs, corporate, university, hospitality, military and government facilities, and to consumers through selected mass merchants, specialty retail dealers and through the Company’s website.

In 2018, we continue to execute our growth strategy, emphasizing new product investments, continued product leadership and targeted acquisitions, as well as productivity and efficiency initiatives. We believe this strategy positions the Company to grow revenues and expand margins. In our Marine Engine segment, over the past several years, we have introduced new high-quality propulsion products to market, including a major launch of 19 outboard engines in 2018. By the end of 2018, we expect that approximately 80% of our outboard propulsion revenues will come from products introduced since 2012. We have also grown our marine parts and accessories business, transforming it into what we believe is the largest marine parts and accessories business in the world. We expect that after giving effect to the acquisition of Power Products and the Proposed Spin-off of our Fitness Business, approximately 35% of Brunswick’s revenue will be related to aftermarket sales, which we believe are less cyclical and capable of delivering more consistent revenue and gross margins throughout an economic cycle. In our Boat segment, we have aligned the portfolio to maximize the synergies with our marine propulsion and parts and accessories businesses to enhance Brunswick’s marine portfolio value. With the Proposed Spin-off of our Fitness business and the initiatives discussed above, we believe we are creating a company that is more focused, competitive, resilient and positioned for strong growth.

Recent Developments

Acquisition of Power Products’ Global Marine Business

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on July 3, 2018 (the “July 3 Current Report”), the Company entered into an agreement, effective on June 28, 2018, to acquire the Global Marine Business (the “Global Marine Business”) of Power Products Holdings, LLC (“Power Products”). On August 9, 2018 (the “Closing Date”), the Company completed the Acquisition. Prior to the closing of the Acquisition, Power Products consummated a reorganization such that the Company only acquired the Global Marine Business. The Company paid a purchase price of $910 million in cash to the sellers and acquired Power Products on a cash-free, debt-free basis, subject to customary post-closing adjustments.

The foregoing description of the Acquisition is not complete and is qualified in its entirety by reference to the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Power Products and certain other parties thereto, which is filed as Exhibit 2.1 to the July 3 Current Report and is incorporated herein by reference.

Revolving Credit Agreement

On September 26, 2018, the Company entered into an Amended and Restated Credit Agreement (the “Revolving Credit Agreement”) with certain wholly-owned subsidiaries of the Company as subsidiary borrowers and lenders as parties, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent. The Revolving Credit Agreement amended and restated the Company’s prior credit agreement, dated as of March 21, 2011, as amended and restated as of June 26, 2014, as further amended and restated as of June 30, 2016 and as further amended as of July 13, 2018 (the “Prior Credit Agreement”). The Revolving Credit Agreement provides for increased revolving commitments to $400.0 million, with the capacity to add up to $100.0 million of additional revolving commitments, and amends the Prior Credit Agreement in certain respects, including, among other things, extending the maturity date to September 26, 2023, with up to two additional one-year extensions available at any time, subject to lender approval, modifying certain representations and warranties, affirmative covenants and negative covenants to reflect the pre-approved amendments set forth in Schedule 10.02 (the “Approved Amendments”) to the Company’s existing Term Loan Credit Agreement (as defined below) and removing certain restrictions and other provisions from the Prior Credit Agreement to reflect the Company’s current investment grade rating.

The foregoing description of the Revolving Credit Agreement is not compete and is qualified in its entirety by reference to the Revolving Credit Agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on September 28, 2018, and is incorporated herein by reference.

Term Loan Facilities

On August 7, 2018, the Company entered into a Term Loan Credit Agreement (as amended by the Amendment (as defined below), the “Term Loan Credit Agreement”), among the Company, the lenders party thereto and JPMorgan, as administrative agent. Pursuant to the Term Loan Credit Agreement, the Company borrowed from the lenders on the Closing Date term loans in an aggregate principal amount of $800.0 million (the “Term Loans”), consisting of (a) a $300.0 million 364-day tranche (the “364-Day Facility”), (b) a $150.0 million 3-year tranche (the “3-Year Facility”) and (c) a $350.0 million 5-year tranche (the “5-Year Facility” and, together with the 364-Day Facility and the 3-Year Facility, the “Term Loan Facilities”). The proceeds of the Term Loans were used by the Company to finance in part the Acquisition, including repayment of certain outstanding debt of Power Products under its existing credit facilities and payment of fees and expenses in connection with the foregoing.

The Term Loans will mature on the earlier to occur of (a) (i) in the case of the 364-Day Facility, the date that is 364 days after the Closing Date, (ii) in the case of the 3-Year Facility, the date that is three years after the Closing Date, and (iii) in the case of the 5-Year Facility, the date that is five years after the Closing Date, and (b) the date on which the maturity of the Term Loans is accelerated in accordance with the terms of the Term Loan Credit Agreement.

On September 26, 2018, the Company entered into the First Amendment (the “Amendment”) to the Term Loan Credit Agreement with JPMorgan, as administrative agent. The Amendment effectuated the Approved Amendments to conform to the modifications of the corresponding provisions of the Revolving Credit Agreement and required the sole consent of JPMorgan, as administrative agent.

The foregoing description of the Term Loan Credit Agreement is not compete and is qualified in its entirety by reference to the Term Loan Credit Agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on August 9, 2018, and as amended by the Amendment, filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the SEC on September 28, 2018, and each is incorporated herein by reference.

We intend to use the net proceeds of this offering, together with cash on hand, if necessary, to prepay all or a portion of the 364-Day Facility under the Term Loan Facilities.

Proposed Spin-off

On March 1, 2018, Brunswick announced that its board of directors authorized proceeding with a spin-off of its Fitness business to its shareholders (the “Proposed Spin-off”). The Fitness business currently is one of Brunswick’s three reportable segments. Following completion of the Proposed Spin-off, the Fitness business would be an independent, standalone, publicly traded company which we refer to in this prospectus supplement as “FitnessCo”. The Proposed Spin-off is anticipated to be tax-free to Brunswick shareholders and is currently expected to be completed in the first quarter of 2019.

Although Brunswick intends to complete the Proposed Spin-off, Brunswick is not party to any binding agreement to complete the Proposed Spin-off, and the Proposed Spin-off is expected to be subject to numerous conditions, some of which are outside of Brunswick’s control. These include finalizing the assets and liabilities that would be contributed to FitnessCo and those that would be retained by Brunswick, the effectiveness of a Form 10 registration statement to be filed with the SEC, the receipt of a written opinion of Cravath, Swaine and Moore LLP, counsel to Brunswick, to the effect that the Distribution (as defined in “Proposed Spin-off”) will qualify for non-recognition of gain and loss under Section 355 of the Code, the receipt of a favorable private letter ruling (the “IRS Ruling”) from the U.S. Internal Revenue Service (the “IRS”) regarding certain U.S. federal income tax consequences of the Proposed Spin-off that continues to be effective and valid, the approval of the listing of FitnessCo’s common stock on a national securities exchange, the ability of FitnessCo to obtain financing on acceptable terms, final approval from Brunswick’s board of directors and other customary conditions. Brunswick may otherwise elect to dispose of all or a portion of its Fitness business in one or more alternate transactions. No assurance can be provided as to whether or when the Proposed Spin-off or any alternate transaction will occur.

Brunswick anticipates that, in connection with the Proposed Spin-off, FitnessCo will incur indebtedness and, immediately prior to the Proposed Spin-off, pay a dividend to Brunswick. The amount of any such dividend will depend upon FitnessCo’s borrowing capacity, which, in turn, will depend upon its historic and anticipated business, financial performance and liquidity as well as market conditions, credit ratings and other factors, some of which are outside our control. Brunswick may retain up to 19.9% of the FitnessCo common stock. Because the market value of FitnessCo’s common stock will be determined only after the completion of the Proposed Spin-off, the value of such stock to be retained by Brunswick is uncertain. Brunswick intends to use the cash distributed to it by FitnessCo from the dividend for one or all of the following: to reduce its indebtedness, fund pension obligations or return capital to shareholders, and Brunswick intends to use the cash proceeds of the disposition of any retained FitnessCo shares for general corporate purposes. If Brunswick receives a smaller cash distribution than anticipated from FitnessCo or the value of the retained FitnessCo shares is less than Brunswick anticipates, Brunswick’s ability to reduce its indebtedness and other liabilities, fund pension obligations or return capital to shareholders could be reduced. See “Risk Factors—Risks Relating to the Proposed Spin-off”.

Historically, Brunswick has benefited from its ownership of the Fitness business. Prospective investors are cautioned to carefully consider the impact of the Proposed Spin-off on Brunswick prior to making any investment in the Notes offered hereby.

All of the statements in this prospectus supplement regarding the Proposed Spin-off and any potential alternate transactions with respect to the Fitness business are forward-looking statements as described under “Cautionary Statement Concerning Forward Looking Statements”. Such statements are based on Brunswick’s current expectations and by their nature address matters that are uncertain. Such statements are not guarantees of future potential events and involve risks and uncertainties that may cause actual events with respect to the Fitness business to differ materially from expectations as of the date of this prospectus supplement. See “Proposed Spin-off” and “Risk Factors—Risks Relating to the Proposed Spin-off” for additional information related to the Proposed Spin-off.

Risk Factors

Investment in the Notes involves risks. You should carefully consider the information under “Risk Factors”, the information under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, any subsequent Quarterly Reports on Form 10-Q and all other information in this prospectus and the documents incorporated by reference herein.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the Notes, you should carefully read the section of this prospectus supplement entitled “Description of the Notes”.

Issuer
Brunswick Corporation
Notes offered
$       million aggregate principal amount of       % Senior Notes due 2048 (issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof). We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $       aggregate principal amount of the Notes.
Issue Date
      , 2018.
Maturity
October 15, 2048.
Interest payment dates
The Notes will bear interest from the date of original issue until maturity at a rate of       % per year, payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on January 15, 2019. If an interest payment date falls on a day other than a business day, the applicable interest payment will be made on the next business day, and no additional interest will accrue as a result of such delayed payment.
Ranking
The Notes:
•	will be our unsecured unsubordinated obligations;
•	will rank equally and ratably with all our existing and future unsecured unsubordinated indebtedness;
•	will be senior to any of our future subordinated indebtedness;
•	will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness; and
•	will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables and any borrowings by a subsidiary under the Credit Facilities (as defined below).

As of June 30, 2018, on a pro forma as adjusted basis, giving effect to the Acquisition, the Credit Facilities and the issuance of the Notes, assuming we use the net proceeds of this offering, together with cash on hand, if necessary, to prepay all or a portion of the 364-Day Facility under the Term Loan Facilities, and based on the assumptions described under “Unaudited Pro Forma Condensed Combined Financial Information” and “Capitalization”:

•	we would have had outstanding $ million of indebtedness, including $ million of secured indebtedness;
•	we would have had no borrowings under the Revolving Credit Agreement (as defined and described in “Summary—Recent Developments” and, together with the Term Loan Facilities, the “Credit Facilities”), and we would have had $396.0 million of availability under the Revolving Credit Agreement (after giving effect to $4.0 million of outstanding letters of credit); and

•	our subsidiaries would have had outstanding $4.1 million of indebtedness and other liabilities.

The pro forma as adjusted data does not give effect to the Proposed Spin-off.

Although our obligations under the Credit Facilities currently are not guaranteed by any of our subsidiaries, if any of our subsidiaries guarantees specified indebtedness, certain of our domestic subsidiaries may be required to guarantee our obligations under the Term Loan Facilities. In addition, certain of our subsidiaries are permitted to borrow directly under the Revolving Facility. The obligations of any such subsidiary borrowing would be guaranteed by us and any such subsidiary borrowing would be structurally senior to the Notes.

Optional redemption
We may redeem the Notes in whole or in part on and after October 15, 2023 at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
Change of control triggering
event
If we experience a change of control triggering event, as described in this prospectus supplement, each holder of the Notes may require us to repurchase some or all of its Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. The disposition of our Fitness business, including pursuant to the Proposed Spin-off, will not constitute a change of control under the Notes. See “Description of the Notes—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event”.
Covenants
The indenture governing the Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
•	incur debt secured by liens on Principal Property or shares of capital stock of restricted subsidiaries;
•	enter into sale and leaseback transactions in respect of Principal Property; or
•	merge or consolidate with another entity or sell, transfer or lease our property and assets substantially as an entirety to another person.

These covenants are subject to important exceptions and qualifications. See “Description of the Notes” in this prospectus supplement.

Use of proceeds
We estimate that our net proceeds from this offering, after deducting underwriting discounts, but before deducting expenses and fees, will be approximately $    million (or $    if the underwriters exercise their option to purchase additional Notes in full). We intend to use the net proceeds of this offering, together with cash on hand, if necessary, to prepay all or a portion of the 364-Day Facility under the Term Loan Facilities (as described under “—Recent Developments”, “Capitalization” and “Description of Other Indebtedness”) and, to the extent of any remaining proceeds, consistent with our previously disclosed capital strategy, for general corporate purposes. See “Use of Proceeds”.

Conflicts of Interest
As described in “Use of Proceeds”, we expect to use the net proceeds from this offering to prepay all or a portion of outstanding borrowings under our 364-Day Facility. Certain affiliates of the underwriters are lenders under our 364-Day Facility. Because affiliates of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our 364-Day Facility, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the Notes will be rated by one or more of the nationally recognized statistical rating organizations in one of the four highest generic rating categories. Pursuant to FINRA Rule 5121, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder.
Listing
We intend to apply for the listing of the Notes on the NYSE. If approved for listing, trading on NYSE is expected to commence within 30 days after the Notes are first issued.
Risk Factors
Investment in the Notes involves certain risks. You should carefully consider the information in the section entitled “Risk Factors” and all other information included or incorporated by reference in this prospectus supplement before investing in the Notes.
Form of Notes
The Notes will be represented by global securities that will be deposited with or on behalf of, and registered in the name of, The Depository Trust Company (“DTC”) or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.
Governing Law
The Notes and the indenture under which the Notes are being issued will be governed by and construed in accordance with the laws of the State of New York.
Trustee
U.S. Bank National Association

Summary Consolidated Financial Information

We have provided the following summary historical financial information for your reference. We have derived the summary financial information for each of the years ended December 31, 2015 through December 31, 2017 from our audited consolidated financial statements incorporated by reference into this prospectus, and we have derived the summary financial information for each of the six months ended June 30, 2018 and July 1, 2017 from our unaudited financial statements incorporated by reference into this prospectus. The summary financial information for each of the six months ended June 30, 2018 and July 1, 2017 includes all adjustments (consisting of normal recurring items) which are, in our opinion, necessary for a fair presentation of our financial position as of such dates and results of operations for such periods. The results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results for our full fiscal year ending December 31, 2018.

The summary unaudited pro forma condensed combined financial information for the six months ended June 30, 2018 and the fiscal year ended December 31, 2017 give effect to (i) the Acquisition and our related borrowings under the Term Loan Facilities as if each had been consummated on January 1, 2017, the beginning of Brunswick’s most recently completed fiscal year and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet data gives effect to these events, assumptions and adjustments as if they occurred as of June 30, 2018, our latest balance sheet date. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. See “Unaudited Pro Forma Condensed Combined Financial Statements”.

The summary unaudited pro forma condensed combined financial information is not necessarily indicative of our results of operations or financial condition had the Acquisition and our related borrowings under the Term Loan Facilities been completed on the dates assumed. Such information may not reflect the results of operations or financial condition that would have resulted had Brunswick owned and operated Power Products during such periods presented. In addition, such information may not necessarily be indicative of our future results of operations or financial condition. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of anticipated synergies, operating efficiencies or cost savings that may result from the Acquisition or of any integration costs. The summary unaudited pro forma condensed combined financial information does not give effect to the consummation of this offering or the Proposed Spin-off.

This summary financial information should be read in conjunction with the sections entitled “Ratios of Earnings to Fixed Charges” and “Unaudited Pro Forma Condensed Combined Financial Information” contained in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2017, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Six Months Ended			Year Ended December 31,
	Pro Forma Combined June 30, 2018	June 30, 2018	July 1, 2017	Pro Forma Combined 2017	2017	2016	2015
($ in millions)
Results of Operations Data:
Net sales	$2,730.3	$2,612.3	$2,512.3	$5,048.9	$4,510.0	$4,153.9	$3,780.2
Operating earnings	226.6	211.8	262.5	316.6	354.9	406.9	331.3
Earnings before interest and income taxes	226.3	211.7	265.8	320.7	367.1	414.4	340.3
Earnings before income taxes	202.9	198.1	253.4	266.1	343.3	389.0	314.8
Net earnings from continuing operations(1)	—	—	—	138.5	187.3	272.6	230.9
Earnings / (Loss) from discontinued operations, net of tax	—	—	—	—	(40.9)	3.4	10.5
Net earnings	158.2	151.9	184.3	138.5	146.4	276.0	241.4

	Six Months Ended					Year Ended December 31,
	Pro Forma Combined June 30, 2018		June 30, 2018		July 1, 2017	2017		2016		2015
($ in millions)
Balance Sheet Data (end of period):
Total cash and short-term investments in marketable securities	$325.4		$446.1		$448.7	$459.0		$469.4		681.5
Total assets	4,303.9		3,421.0		3,383.7	3,358.2		3,284.7		3,152.5
Short-term debt	303.6		4.7		5.8	5.6		5.6		6.0
Long-term debt	926.7		429.0		438.2	431.8		433.8		442.5
Total liabilities	2,815.8		1,920.0		1,835.9	1,875.3		1,844.6		1,871.2
Shareholders’ equity	1,488.1		1,501.0		1,547.8	1,482.9		1,440.1		1,281.3
Total capitalization(2)	2,414.8		1,930.0		1,986.0	1,914.7		1,873.9		1,723.8

Other Data:
Ratios of earnings to fixed charges(3)	7.1	x	9.6	x		8.7	x	10.1	x	9.0	x
(1)	Pro forma combined net earnings from continued operations for the year ended December 31, 2017 includes an adjustment to reflect $(40.9) million for the Sea Ray business discontinued operations reversal. See “Unaudited Pro Forma Condensed Combined Financial Information”.
(2)	We define total capitalization as the sum of long-term debt and shareholders’ equity.
(3)	For more information about the calculation of these ratios of earnings to fixed charges, see “Ratios of Earnings to Fixed Charges” in this prospectus supplement.

RISK FACTORS

An investment in the Notes is subject to various risks. In addition to the other information contained elsewhere or incorporated by reference in this prospectus, you should carefully consider the following risk factors, as well as the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and any subsequent Quarterly Reports on Form 10-Q before you decide to invest in the Notes.

Risks Related to the Notes

Our indebtedness may impair our financial condition and prevent us from fulfilling our obligations under the Notes and our other debt instruments.

As of June 30, 2018, on a pro forma as adjusted basis based on the assumptions described under “Unaudited Pro Forma Condensed Combined Financial Information” and “Capitalization”, our total outstanding debt, excluding unused commitments made by lenders, would have been $   , of which amount $    would have been secured. In addition, we would have had $    million of availability under our Credit Facilities (after giving effect to outstanding letters of credit and assuming we use the net proceeds of this offering, together with cash on hand, if necessary, to prepay all or a portion of the 364-Day Facility under the Term Loan Facilities). See “Capitalization”.

Our indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the Notes;
•	limiting our ability to execute our growth strategy, pursue acquisitions, fund capital expenditures and working capital, meet debt service requirements and other purposes;
•	requiring us to dedicate a substantial portion of our cash flow from operations to pay interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our strategy and other general corporate purposes;
•	making us more vulnerable to adverse changes in general economic, industry and government regulations and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;
•	placing us at a competitive disadvantage compared with those of our competitors that have less debt; and
•	exposing us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as refinancing or restructuring our indebtedness, selling assets or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.

There are limited covenants and protections in the Indenture.

Other than the covenants described under “Description of the Notes — Certain Covenants”, the Indenture does not contain any provisions that would limit our ability to incur secured indebtedness or undertake corporate restructurings or other activities that could significantly increase our leverage. In addition, the Indenture does not limit our ability to incur additional unsecured indebtedness, pay dividends, make distributions or repurchase shares of our common stock. The Indenture also does not limit our ability to incur debt that is secured by assets other than our Principal Properties or capital stock of our restricted subsidiaries. Any such transaction could adversely affect our ability to make required principal and interest payments on our indebtedness, including the Notes.

The Notes will be effectively subordinated to any secured indebtedness of our Company to the extent of the value of the property securing that indebtedness.

The Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to any secured debt we may incur in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our Company, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the Notes only after any secured debt has been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization.

The Notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries and to any of our debt that our subsidiaries guarantee.

The Notes will be our obligations exclusively and will not be guaranteed by any of our subsidiaries. Because we conduct some operations through subsidiaries, our cash flow and our consequent ability to service our debt, including the Notes, are dependent in part on the earnings of our subsidiaries. Our subsidiaries are separate legal entities and have no obligation to pay any amounts under the Notes or make any amounts available for such payments.

As a result, the Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceedings involving any of our subsidiaries, the creditors of that subsidiary will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor of that subsidiary, in which case our claims would still be subordinated to any security interests in, or mortgages on, the assets of that subsidiary and would be subordinate to any debt of that subsidiary that is senior to that held by us.

Although our obligations under the Credit Facilities currently are not guaranteed by any of our subsidiaries, if any of our subsidiaries guarantees specified indebtedness, certain of our domestic subsidiaries may be required to guarantee our obligations under the Term Loan Facilities. In addition, certain of our subsidiaries are permitted to borrow directly under the Revolving Facility. The obligations of any such subsidiary borrowing would be guaranteed by us, and any such subsidiary borrowing would be structurally senior to the Notes.

The Notes will also be effectively subordinated to all of our future debt that is guaranteed by our subsidiaries to the extent of those guarantees. In the event of our bankruptcy, liquidation or similar proceeding, the holders of any such guaranteed debt would be entitled to require the subsidiaries providing a guarantee of that debt to pay such debt, while holders of the Notes would not have any similar rights against applicable subsidiaries.

As of June 30, 2018, our subsidiaries had approximately $4.1 million in aggregate principal amount of indebtedness and other liabilities.

Restrictions in our Credit Facilities may limit our activities.

Our Credit Facilities contain restrictive covenants, including covenants requiring us to maintain a specified interest coverage ratio and leverage ratio. Our ability to meet these financial ratios can be affected by events beyond our control, and these covenants may restrict our ability to engage in transactions that would otherwise be in our best interests. See “Description of Other Indebtedness”.

A breach of the covenants or other terms of our Credit Facilities could result in an event of default under either or both Credit Facilities. Such an event of default may allow the lenders under the applicable Credit Facility to accelerate the debt outstanding thereunder and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under any Credit Facility would permit the lenders under such facility to terminate all commitments to extend further credit under such facility. In the event that our lenders accelerate the repayment of our borrowings under the Credit Facilities, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

We may choose to redeem the Notes prior to maturity.

We may redeem the Notes in whole or in part on and after October 15, 2023 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption”. If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed.

We may not be able to repurchase the Notes upon a change of control triggering event, which could result in a default under the Notes.

Unless we exercise our right to redeem the Notes, we will be required to offer to repurchase the Notes upon the occurrence of a change of control triggering event, as described in this prospectus supplement. If we experience a change of control triggering event, we may not have sufficient financial resources available to satisfy our obligations to repurchase the Notes. Our failure to purchase the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could have material adverse consequences for us and you. Such an event of default may cause the acceleration of our other debt, including debt under our Credit Facilities. Our Credit Facilities contain and future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the Indenture. See “Description of the Notes—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event”.

The Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell the Notes.

The Notes are a new issuance of securities with no established trading market. We intend to list the Notes on the NYSE, but the NYSE may not accept the Notes for listing. Even if the Notes are approved for listing by the NYSE, an active trading market on the NYSE for the Notes may not develop or, even if it develops, may not last, in which case the trading price of the Notes could be adversely affected and your ability to transfer the Notes will be limited. If an active trading market does develop on the NYSE, the Notes may trade at prices lower than the offering price. The trading price of the Notes will depend on many factors, including:

•	prevailing interest rates;
•	the market for similar securities;
•	general economic and financial market conditions;
•	our issuance of debt or preferred equity securities; and
•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the Notes pending any listing of the Notes on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

A ratings decline could adversely affect the value of the Notes.

We expect the Notes to be rated by one or more nationally recognized statistical rating organizations. The ratings of the Notes will primarily reflect a rating agency’s view of our financial strength and prospects and will change in accordance with the assessment by such ratings agency of our financial strength and prospects. A rating is not a recommendation to purchase, sell or hold any particular security, including the Notes. Ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the Notes may not reflect the potential impact of all risks related to any trading market for, or trading value of, the Notes. Our ratings may be downgraded as a result of any future changes in Brunswick’s business, including any failure to achieve the anticipated benefits of the Proposed Spin-off. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs, in particular in the event that the Notes are rated below investment grade by any ratings agency.

Risks Related to the Acquisition

We may not realize all of the anticipated benefits of the Acquisition or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating Power Products.

Our ability to realize the anticipated benefits of the Acquisition will depend, to a large extent, on our ability to integrate Power Products. The integration of this business with our business may not go as planned. As a result, we may be required to devote significant management attention and resources to integrating Power Products’ business practices and operations with our existing business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively or if impacted by unforeseen negative economic or market conditions or other factors, we may not realize the full anticipated benefits of the Acquisition. Our failure to meet the challenges involved in integrating Power Products or to realize the anticipated benefits of the Acquisition could cause an interruption of, or a loss of momentum in, our activities and could adversely affect our results of operations.

Further, we will need to integrate Power Products into our financial reporting and internal controls framework. This integration may place significant demands on our management, administrative and operational resources, including accounting systems and resources. We expect to incur additional expenses for the purpose of addressing these integration requirements, and those expenses may be significant. Any failure by us to achieve and maintain effective financial reporting and internal controls following the Acquisition could have a material adverse effect on our business, financial condition or results of operations.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;
•	the possibility that the expected synergies and value creation from the Acquisition will not be realized or will not be realized within the expected time period;
•	difficulties entering new markets or manufacturing in new geographies where we have no or limited direct prior experience;
•	difficulties in the integration of operations and systems;
•	difficulties in the assimilation of employees;
•	difficulties in managing the expanded operations of a larger and more complex company;
•	disruptions from the Acquisition making it more difficult to maintain business and operational relationships; and
•	challenges in maintaining existing, and establishing new, business relationships.

Many of these factors will be outside of our control, and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of our business and Power Products are integrated successfully, we may not realize the full benefits of the Acquisition, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Furthermore, additional unanticipated costs may be incurred in the integration of the businesses. All of these factors could decrease or delay the expected benefits of the Acquisition and negatively impact us. As a result, we cannot be certain that the combination of our and Power Products’ operations will result in the realization of the full benefits anticipated from the Acquisition.

Our actual financial position and results of operations may differ materially from the Unaudited Pro Forma Condensed Combined Financial Information included and incorporated by reference in this prospectus supplement.

The Unaudited Pro Forma Condensed Combined Financial Information (as defined and described in “Unaudited Pro Forma Condensed Combined Financial Information”) included and incorporated by reference in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Acquisition, this offering and the Term Loan Facilities been completed on the dates indicated. The Unaudited Pro Forma Condensed Combined Financial Information has been derived from the audited and unaudited historical financial statements of Brunswick and Power Products and reflects assumptions and adjustments that are based upon preliminary estimates and our successful consummation of this offering. The assets and liabilities of Power Products have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. In addition, the assumptions used in preparing the Unaudited Pro Forma Condensed Combined Financial Information may not prove to be accurate, and other factors may adversely affect our financial condition or results of operations. As a result, our actual consolidated results of operations or financial position following the Acquisition may be different, possibly materially, from the Unaudited Pro Forma Condensed Combined Financial Information included in this prospectus supplement. See “Unaudited Pro Forma Condensed Combined Financial Information”.

Risks Related to the Proposed Spin-off

There can be no assurance that the spin-off of our Fitness business will occur following the offering, or at all, and until it occurs, the terms of the Proposed Spin-off may change.

Although we intend to complete the spin-off of our Fitness business by way of the Proposed Spin-off, there can be no assurance that the Proposed Spin-off will occur within our proposed time frame, or at all, and the spin-off of our Fitness business may be effected at a different time or in a different manner. The Proposed Spin-off will require the creation of a new publicly traded FitnessCo with a capital structure appropriate for that company, the creation and staffing of operational and corporate functional groups and the creation of transition services arrangements between us and FitnessCo. The Proposed Spin-off may result in additional and unforeseen expenses to Brunswick.

The Proposed Spin-off is expected to be subject to numerous conditions, some of which are outside of our control. These include finalizing the assets and liabilities that would be contributed to FitnessCo and those that would be retained by us, the effectiveness of a Form 10 registration statement to be filed with the SEC, the receipt of a written opinion of Cravath, Swaine and Moore LLP, counsel to Brunswick, to the effect that the Distribution (as defined in “Proposed Spin-off”) will qualify for non-recognition of gain and loss under Section 355 of the Code, the receipt of an IRS Ruling regarding certain U.S. federal income tax consequences of the Proposed Spin-off that continues to be effective and valid, the approval of the listing of FitnessCo’s common stock on a national securities exchange, the ability of FitnessCo to obtain financing on acceptable terms, final approval from our board of directors and other customary conditions. There can be no assurance that the Fitness business will be able to obtain any such consents and approvals or financing on the expected timeline of the Proposed Spin-off, or at all. We may elect to dispose of all or a portion of our Fitness business in one or more alternate transactions, or the separation of the Fitness business may not occur at all. Until the Proposed Spin-off occurs, we will have the discretion to determine and change the terms of the Proposed Spin-off or to determine not to proceed with the Proposed Spin-off.

The Proposed Spin-off could result in significant tax liability to Brunswick.

Completion of the Proposed Spin-off is conditioned on Brunswick’s receipt of a written opinion of Cravath, Swaine & Moore LLP to the effect that the Distribution (as defined in “Proposed Spin-off”) will qualify for non-recognition of gain and loss under Section 355 of the Code and the receipt and continuing effectiveness and validity of the IRS Ruling.

The opinion of counsel will not address any U.S. state or local or foreign tax consequences of the Proposed Spin-off. The opinion will assume that the Proposed Spin-off will be completed according to the terms of the Separation and Distribution Agreement (as described in “Proposed Spin-off”) and will rely on the facts as stated in the Separation and Distribution Agreement, the Tax Matters Agreement, the other ancillary agreements (each as described in the “Proposed Spin-off”), the Form 10 registration statement and other documents, as well as the continuing effectiveness and validity of the IRS Ruling. In addition, the opinion will be based on certain representations as to factual matters from, and certain covenants by, Brunswick and us. The opinion cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect.

Brunswick has requested the IRS Ruling. The IRS Ruling will rely on certain facts, assumptions, representations and undertakings from Brunswick and FitnessCo regarding the past and future conduct of Brunswick’s and FitnessCo’s businesses and other matters. If any of these facts, assumptions, representations or undertakings is incorrect or not otherwise satisfied, Brunswick may not be able to rely on the IRS Ruling. In addition, the IRS Ruling would not be a comprehensive ruling from the IRS regarding all aspects of the U.S. federal income tax consequences of the transactions. Accordingly, notwithstanding the opinion of counsel and even if we receive the IRS Ruling, there can be no assurance that the IRS will not assert, or that a court would not sustain, a contrary position.

If the Distribution were determined not to qualify for non-recognition of gain and loss for U.S. federal income tax purposes, Brunswick could be subject to tax. This tax liability could be significant and adversely affect our business, financial condition and results of operations.

FitnessCo could have an indemnification obligation to Brunswick if the Proposed Spin-off were determined not to qualify for non-recognition treatment or for certain liabilities incurred in connection with the Proposed Spin-off or their respective businesses, which FitnessCo may be unable to pay based on its financial performance and creditworthiness.

If it were determined that the Distribution did not qualify for non-recognition of gain and loss under Section 355 of the Code, FitnessCo could, under certain circumstances, be required to indemnify Brunswick for the resulting taxes and related expenses. FitnessCo and Brunswick also expect to indemnify the other and each of the other’s current and former directors, officers and employees, and each of their successors and assigns against certain liabilities incurred in connection with the Proposed Spin-off and their respective businesses.

FitnessCo’s ability to indemnify Brunswick will depend upon its ability to generate cash in the future from operations, financings or asset sales. Brunswick anticipates that the indebtedness FitnessCo expects to incur in connection with the Proposed Spin-off may include covenants imposing operating and financial restrictions on FitnessCo and its subsidiaries. FitnessCo may be unable to indemnify Brunswick because it does not have sufficient cash on hand and is restricted from incurring additional debt or selling certain assets. Any such unpaid indemnification obligation could adversely affect Brunswick’s business, financial condition and results of operations. See “Proposed Spin-off”.

No market for FitnessCo common stock currently exists and an active trading market may not develop or be sustained after the Proposed Spin-off. Following the Proposed Spin-off, FitnessCo’s stock price may fluctuate significantly, and as such, the value of Brunswick’s retained stake in FitnessCo, if any, is uncertain.

Currently, there is no public market for FitnessCo common stock. Though FitnessCo intends to list its common stock on a national securities exchange, an active trading market for its common stock may not develop following the Proposed Spin-off or may not be sustained in the future. The lack of an active market may make it more difficult for shareholders, including ourselves if we elect to retain a stake in FitnessCo, to sell FitnessCo shares and could lead to its share price being depressed or volatile. We cannot predict the prices at which FitnessCo common stock may trade after the Proposed Spin-off. The market price of its common stock may fluctuate widely, depending on many factors. Accordingly, it is uncertain as to when or at what price we may be able to sell any retained shares of FitnessCo common stock.

We cannot predict the amount of the dividend we expect to receive from FitnessCo in connection with the Proposed Spin-off.

Brunswick anticipates that, in connection with the Proposed Spin-off, FitnessCo will incur indebtedness and, immediately prior to the Proposed Spin-off, pay a dividend to Brunswick. The amount of any such dividend will depend upon FitnessCo’s borrowing capacity which, in turn, will depend upon its historic and anticipated business, financial performance and liquidity as well as market conditions, credit ratings and other factors, some of which are outside our control. These and other factors could cause the amount of any such dividend to vary. As such, we cannot predict the amount of the dividend that we expect to receive from FitnessCo in connection with the Proposed Spin-off.

Brunswick and its stockholders may not realize the potential benefits from the Proposed Spin-off, including the anticipated cash distribution and ability to monetize retained shares of FitnessCo common stock.

Brunswick and its stockholders may not realize the potential benefits expected from the Proposed Spin-Off of our Fitness business following the completion of the offering, or at all. In addition, Brunswick may incur significant costs and adverse effects from the separation of its Fitness business, including diminished diversification of revenue sources, which may increase volatility of results of operations, cash flows and working capital. In connection with the Proposed Spin-off, FitnessCo intends to obtain new debt financing, and Brunswick anticipates that a substantial portion of the proceeds of such financing would be distributed to Brunswick in connection with the Proposed Spin-off. There can be no assurance that the Fitness business would be able to obtain such financing and, as a result, Brunswick may not receive the cash proceeds associated with FitnessCo’s anticipated debt financing.

In addition, until the market has fully analyzed the value of Brunswick after the Proposed Spin-off of our Fitness business, Brunswick securities, including the Notes offered hereby, may experience increased price volatility. In addition, it is possible that the combined market prices of our common stock and the common stock of the new Fitness business immediately after the separation will be less than the market price of shares of our common stock immediately before the separation, which could reduce our access to capital. In addition to the anticipated distribution of cash to us in connection with the Proposed Spin-off, we may retain up to 19.9% of FitnessCo’s common stock. If the market price of the FitnessCo common stock is less than we anticipate, the shares of FitnessCo common stock to be retained by us in the Proposed Spin-off will be less valuable.

We intend to use the cash distributed to us by FitnessCo from the dividend for one or all of the following: to reduce our indebtedness, fund pension obligations or return capital to shareholders, and we intend to use the cash proceeds of the disposition of any retained FitnessCo shares for general corporate purposes. If we receive a smaller cash distribution than anticipated from FitnessCo or the value of the retained FitnessCo shares is less than we anticipate, our ability to reduce our indebtedness and other liabilities, fund pension obligations or return capital to shareholders could be adversely affected, which could result in reduced liquidity and increased volatility in the market value of the Notes.

If we complete the Proposed Spin-off, we will not be able to rely on the earnings, assets or cash flows of our Fitness business for working capital and cash flow requirements, and our ability to service our debt, including the Notes offered hereby, may be adversely affected.

Historically, we have benefited from our ownership of the Fitness business. Following completion of the Proposed Spin-off or any other disposition of the Fitness business, we will not be able to rely on the earnings, assets or cash flow of our Fitness business, and FitnessCo will not provide funds to finance our working capital or other cash requirements. For the year ended December 31, 2017 and the six months ended June 30, 2018, net sales attributable to the Fitness operating segment represented 22.9% and 19.0%, respectively, of our total net sales. For the year ended December 31, 2017 and the six months ended June 30, 2018, operating earnings attributable to the Fitness operating segment represented 18.1% and 11.9%, respectively, of our total operating earnings. As a result of the Proposed Spin-off or any other disposition of the Fitness business, our ability to service our debt, including the Notes offered hereby, may be adversely affected.

Historical financial data for our Fitness business presented in this prospectus is not necessarily representative of results our Fitness business would have achieved as an independent, publicly traded company for the periods presented herein and has not been prepared on the same basis as carve-out financial statements that may be disclosed in connection with the filing of a Form 10 registration statement for the Proposed Spin-off.

Our Fitness business has been operated as an operating segment of Brunswick, and the historical financial information related to the Fitness business included in this prospectus supplement has been derived from our financial statements and accounting records and reflects assumptions and allocations made by us. The historical financial information for the Fitness business presented herein was not prepared on a “carve out” basis and is not necessarily indicative of carve out financial statements that may be disclosed in connection with any filing of a Form 10 registration statement for the Proposed Spin-off. The financial information of the Fitness business, as presented, does not necessarily reflect the results of operations and financial condition the Fitness business would have achieved as an independent, publicly traded company during the periods presented, or those that it will achieve in the future.

In particular, the historical financial information related to the Fitness business included in this prospectus supplement includes certain allocations and direct charges for costs incurred by Brunswick, such as information technology costs and other costs incurred by its corporate functions. We expect that the FitnessCo “carve out” basis financial statements will include additional allocations of Brunswick’s costs not allocated in the preparation of the segment financial information. Brunswick may not be able to reduce these corporate costs immediately or at all as a result of the Proposed Spin-off, or Brunswick’s corporate allocations and charges to its segments may not fully reflect the costs of operating its remaining businesses following the Proposed Spin-off. You should not assume that the allocations of Brunswick’s costs to the Fitness business or to FitnessCo in the FitnessCo “carve out” basis financial statements that will be included in the Form 10 registration statement can be interpreted to mean that the costs of operating Brunswick’s remaining businesses following the Proposed Spin-off will be reduced by an equivalent amount. See “Proposed Spin-Off—Financial and Other Information About the Fitness Business”. Accordingly, Brunswick’s reported costs or those of its remaining segments may vary following the Proposed Spin-off.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges(1) for each of the periods indicated.

		Year Ended December 31,
	Six Months Ended June 30, 2018	2017	2016	2015	2014	2013
Ratios of Earnings to Fixed Charges	9.6x	8.7x	10.1x	9.0x	8.7x	5.0x
(1)	For computation of the ratios of earnings to fixed charges, earnings has been calculated by adding fixed charges, excluding capitalized interest, to earnings from continuing operations before income taxes and dividends received from equity affiliates, then deducting the impairment of equity method investment and undistributed earnings (loss) of affiliates. Fixed charges consist of interest expense, estimated interest portion of rent expense and capitalized interest.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriting discounts, but before deducting expenses and fees, will be approximately $   million (or approximately $   million if the underwriters exercise their option to purchase additional Notes in full). We intend to use the net proceeds of this offering, together with cash on hand, if necessary, to prepay all or a portion of the 364-Day Facility (as described under “Summary—Recent Developments” and “Description of Other Indebtedness”) and, to the extent of any remaining proceeds, consistent with our previously disclosed capital strategy, for general corporate purposes.

Certain of our underwriters and/or their affiliates are lenders under the 364-Day Facility. Accordingly, such underwriters and their affiliates will receive a portion of the proceeds from this offering pursuant to the repayment of the term loans under the 364-Day Facility.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of June 30, 2018 (i) on an actual basis, (ii) on a pro forma basis to give effect to the Acquisition and the Term Loan Facilities and (iii) on a pro forma as adjusted basis to give effect to the consummation of this offering (assuming no exercise of the underwriters’ option to purchase additional Notes) and the prepayment of $    of indebtedness under our 364-Day Facility using the net proceeds from this offering and, if necessary, cash on hand. Neither the pro forma nor the pro forma as adjusted data gives effect to the Proposed Spin-off. See “Risk Factors—Risks Related to the Proposed Spin-off”, “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposed Spin-off” for additional information regarding the Proposed Spin-off.

This table should be read in conjunction with “Summary—Summary Consolidated Financial Information”, “Unaudited Pro Forma Condensed Combined Financial Information” and our consolidated financial statements and related notes incorporated by reference in this prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	June 30, 2018
	Actual	Pro Forma	Pro Forma As Adjusted
($ in millions)	(In millions)
Total cash and short-term investments in marketable securities(A):	$446.1	$325.4	$
Indebtedness:
Short-term debt, including current maturities of long-term debt(B)	4.7	303.6
Long-term debt	429.0	926.7
Revolving Facility(C)	—	—		—
Term Loan Facilities	—	497.7		497.7
3-Year Facility	—	149.4		149.4
5-Year Facility	—	348.3		348.3
7.125% Notes, net of discount of $0.4 and debt issuance costs of $0.5	162.4	162.4		162.4
4.625% Notes, net of debt issuance costs of $1.3(D)	146.3	146.3		146.3
7.375% Debentures, net of discount of $0.1 and debt issuance costs of $0.2(D)	102.1	102.1		102.1
2.0% Loan with Fond du Lac County Economic Development Corporation due 2021, net of discount of $2.7 debt issuance costs of $0.1	14.9	14.9		14.9
Notes, various up to 5.8% payable through 2027, net of discount of $0.2	3.3	3.3		3.3
% Senior Notes due 2048 offered hereby	—	—
Total debt	433.7	1,230.3

Shareholders’ equity:
Total shareholders’ equity	$1,501.0	$1,488.1		$1,488.1
Total capitalization(E)	$1,930.0	$2,414.8	$
(A)	Includes $445.3 million of cash and cash equivalents and $0.8 million of short-term investments in marketable securities on an actual basis.
(B)	Includes $298.9 million of indebtedness under the 364-Day Facility included in the Term Loan Facilities, all or a portion of which is expected to be prepaid with the net proceeds of this offering.
(C)	As of June 30, 2018, on a pro forma as adjusted basis and after giving effect to the Revolving Credit Agreement, we had availability under the Revolving Facility of $396.0 million (after giving effect to $4.0 million of outstanding letters of credit under the Revolving Facility). The Revolving Facility includes provisions to add an additional $100.0 million of borrowing capacity, subject to lender approval. See “Description of Other Indebtedness”.
(D)	Includes the estimated aggregate fair values related to fixed-to-floating interest rate swaps.
(E)	We define total capitalization as the sum of long-term debt and shareholders’ equity.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth certain unaudited pro forma condensed combined financial information (the “Unaudited Pro Forma Condensed Combined Financial Information”) giving effect to the Company’s Acquisition of the Global Marine Business of Power Products and related borrowings under the Term Loan Facilities. See “Summary—Recent Developments” and Brunswick’s Current Report on Form 8-K filed with the SEC on September 28, 2018. The unaudited pro forma financial information does not reflect the Proposed Spin-off of our Fitness business. See “Risk Factors—Risks Related to the Proposed Spin-off” and “Proposed Spin-off”.

On August 9, 2018, the Company completed its Acquisition of the Global Marine Business of Power Products Holdings, LLC (“Power Products”) for $910.0 million in cash, on a cash-free, debt-free basis, pursuant to the Agreement and Plan of Merger, dated June 28, 2018. Prior to the closing of the Acquisition, Power Products conducted a reorganization such that the Company only acquired the Global Marine Business. Power Products is a leading provider of electrical products to marine and other recreational and specialty vehicle markets.

Brunswick used the Term Loan Facilities (as defined and described in “Summary—Recent Developments—Term Loan Facilities” and “Description of Other Indebtedness”), totaling $800.0 million, along with cash on hand, to finance the Acquisition. Brunswick expects to seek to refinance a portion of the short-term term loans with long-term debt.

The following Unaudited Pro Forma Condensed Combined Financial Information was prepared in accordance with Regulation S-X under the Securities Act using accounting policies in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The Unaudited Pro Forma Condensed Combined Financial Information (1) was prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with Brunswick being the acquiring entity, (2) is based on the Company's historical consolidated financial statements and Power Products’ historical consolidated financial statements prepared on a carve-out basis and (3) reflects estimates and assumptions deemed appropriate by Company management to give effect to the Acquisition and related borrowings under the Term Loan Facilities as if each had been completed effective June 30, 2018, with respect to the Unaudited Pro Forma Condensed Combined Balance Sheet, and as of January 1, 2017, with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations. In the opinion of the Company's management, the Unaudited Pro Forma Condensed Combined Financial Information includes all material adjustments necessary to be in accordance with Article 11 of Regulation S-X under the Securities Act.

The Company’s historical financial statements have been adjusted in the Unaudited Pro Forma Condensed Combined Financial Information to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations, expected to have a continuing impact on the combined results of the Company after the Acquisition. The purchase price allocation reflected in the following Unaudited Pro Forma Condensed Combined Financial Information is preliminary in nature as the final, actual purchase price and certain valuations have not been finalized. Accordingly, although these amounts represent Company management’s current best estimate of fair value, the final purchase price allocation may differ materially from the preliminary allocation utilized in the following Unaudited Pro Forma Condensed Combined Financial Information. The pro forma adjustments are described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information. In addition, as a result of Brunswick’s announcement on June 25, 2018 to end the sale process for its Sea Ray businesses, which had previously been reported in Brunswick’s 2017 Form 10-K as discontinued operations, the Unaudited Condensed Combined Statement of Operations for Brunswick's year ended December 31, 2017 has been adjusted to report the Sea Ray businesses as continuing operations. See Note 2 - Discontinued Operations Reversal.

The Unaudited Pro Forma Condensed Combined Financial Information does not give effect to the potential impact of anticipated revenue and operating synergies or cost savings that may result from the Acquisition or of any integration costs. In addition, the Unaudited Pro Forma Condensed Combined Financial Information does not give effect to the Company’s Proposed Spin-off of its Fitness business to its shareholders, announced by the Company on March 1, 2018.

The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the:

•	Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information;
•	Separate historical financial statements of Brunswick included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2017 and in the Company’s Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2018; and
•	Separate historical financial statements of Power Products included within this Current Report on Form 8-K as Exhibit 99.1 as of and for the nine months ended May 31, 2018.

BRUNSWICK CORPORATION
Unaudited Pro Forma Condensed Combined Balance Sheet
(in millions)

	June 30, 2018
	Brunswick	Power Products After Reclassifications (Note 4)	Pro Forma Adjustments	Notes (Note 5)	Pro Forma Combined
Assets
Current assets
Cash and short-term investments in marketable securities	$446.1	$25.7	$(146.4)	(a)	$325.4
Accounts and notes receivable, net	578.1	37.0	(0.7)	(b)	614.4
Net inventories	815.3	51.6	9.2	(c)	876.1
Prepaid expenses and other	47.1	4.0	(3.1)	(d)	48.0
Current assets	1,886.6	118.3	(141.0)		1,863.9
Net property	716.1	11.6	—		727.7
Goodwill	424.0	158.2	191.4	(e)	773.6
Other intangibles, net	144.1	158.1	382.9	(f)	685.1
Other long-term assets	250.2	0.1	3.3	(g)	253.6
Total assets	$3,421.0	$446.3	$436.6		$4,303.9

Liabilities and shareholders' equity
Current liabilities
Current maturities of long-term debt	$4.7	$4.5	$294.4	(h)	$303.6
Accounts payable	426.4	21.7	(0.7)	(b)	447.4
Accrued expenses	679.7	21.0	2.5	(i)	703.2
Current liabilities	1,110.8	47.2	296.2		1,454.2
Long-term debt	429.0	435.7	62.0	(h)	926.7
Other long-term liabilities	380.2	14.1	40.6	(g)	434.9
Shareholders' equity	1,501.0	(50.7)	37.8	(j)	1,488.1
Total liabilities and shareholders' equity	$3,421.0	$446.3	$436.6		$4,303.9

BRUNSWICK CORPORATION
Unaudited Pro Forma Condensed Combined Statement of Operations
(in millions, except per share data)

	Six Months Ended June 30, 2018
	Brunswick	Power Products	Pro Forma Adjustments	Notes (Note 5)	Pro Forma Combined
Net sales	$2,612.3	$126.7	$(8.7)	(k)	$2,730.3
Cost of sales	1,952.6	71.6	(8.7)	(k)	2,015.5
Selling, general and administrative expense	332.3	32.2	4.2	(l)	368.7
Research and development expense	77.0	3.9	—		80.9
Restructuring, exit, integration and impairment charges	38.6	—	—		38.6
Operating earnings (loss)	211.8	19.0 *	(4.2)		226.6 **
Equity earnings	2.4	—	—		2.4
Other expense, net	(2.5)	(0.2)	—		(2.7)
Earnings (loss) before interest and income taxes	211.7	18.8	(4.2)		226.3
Interest expense	(14.9)	(14.4)	4.6	(m)	(24.7)
Interest income	1.3	—	—		1.3
Earnings before income taxes	198.1	4.4	0.4		202.9
Income tax provision (benefit)	46.2	(1.6)	0.1	(n)	44.7
Net earnings (loss)	$151.9	$6.0	$0.3		$158.2

Earnings per common share:
Basic	$1.73				$1.80
Diluted	$1.72				$1.79

Weighted average shares used for computation of:
Basic earnings per common share	87.8				87.8
Diluted earnings per common share	88.5				88.5
*	Includes depreciation and amortization expense of $10.5 million along with carve-out adjustments of $4.8 million for costs related to certain corporate and shared services functions that were not included in the Acquisition.
**	Includes Power Products' depreciation expense of $1.5 million, amortization expense of $14.3 million reflecting the application of purchase accounting along with carve-out adjustments of $4.8 million for costs related to certain corporate and shared services functions that were not included in the Acquisition.

BRUNSWICK CORPORATION
Unaudited Pro Forma Condensed Combined Statement of Operations
(in millions, except per share data)

	Twelve Months Ended December 31, 2017
	Brunswick 10-K As Reported	Discontinued Operations Reversal (Note 2)	Brunswick As Adjusted	Power Products	Pro Forma Adjustments	Notes (Note 5)	Pro Forma Combined
Net sales	$4,510.0	$325.9	$4,835.9	$229.0	$(16.0)	(o)	$5,048.9
Cost of sales	3,275.3	298.5	3,573.8	134.6	(16.0)	(o)	3,692.4
Selling, general and administrative expense	608.1	27.0	635.1	59.3	12.7	(p)	707.1
Research and development expense	138.5	7.9	146.4	7.5	—		153.9
Pension settlement charge	96.6	—	96.6	—	—		96.6
Restructuring, exit, integration and impairment charges	36.6	45.7	82.3	—	—		82.3
Operating earnings (loss)	354.9	(53.2)	301.7	27.6 *	(12.7)		316.6 **
Equity earnings	6.1	—	6.1	—	—		6.1
Other income (expense), net	6.1	(8.9)	(2.8)	0.8	—		(2.0)
Earnings (loss) before interest and income taxes	367.1	(62.1)	305.0	28.4	(12.7)		320.7
Interest expense	(26.4)	—	(26.4)	(27.2)	(3.6)	(q)	(57.2)
Interest income	2.6	—	2.6	—	—		2.6
Earnings (loss) before income taxes	343.3	(62.1)	281.2	1.2	(16.3)		266.1
Income tax provision (benefit)	156.0	(21.2)	134.8	(1.0)	(6.2)	(r)	127.6
Net earnings (loss) from continuing operations	$187.3	$(40.9)	$146.4	$2.2	$(10.1)		$138.5

Earnings per common share:
Basic	$2.10		$1.64				$1.55
Diluted	$2.08		$1.62				$1.54

Weighted average shares used for computation of:
Basic earnings per common share	89.4		89.4				89.4
Diluted earnings per common share	90.1		90.1				90.1
*	Includes depreciation and amortization expense of $21.3 million along with carve-out adjustments of $10.8 million for costs related to certain corporate and shared services functions that were not included in the Acquisition.
**	Includes Power Products' depreciation expense of $3.3 million, amortization expense of $28.7 million reflecting the application of purchase accounting along with carve-out adjustments of $10.8 million for costs related to certain corporate and shared services functions that were not included in the Acquisition.

Note 1 – Description of Transaction and Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Information was prepared in accordance with Regulation S-X under the Securities Act using accounting policies in accordance with U.S. GAAP. The Unaudited Pro Forma Condensed Combined Financial Information was derived from the historical consolidated financial statements of Brunswick and Power Products, and gives effect to the Acquisition and the related borrowings under the Term Loan Facilities as if each had occurred on June 30, 2018 with respect to the Unaudited Pro Forma Condensed Combined Balance Sheet, and as of January 1, 2017 (the beginning of Brunswick's fiscal year 2017), with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations. The Term Loan Facilities consist of (1) a $300.0 million 364-day tranche; (2) a $150.0 million 3-year tranche; and (3) a $350.0 million 5-year tranche.

The pro-forma adjustments to the Unaudited Pro Forma Condensed Combined Financial Information eliminate transactions between Brunswick and Power Products using balances as of June 30, 2018 and conform the accounting principles of Power Products to those of Brunswick in preparing the Unaudited Pro Forma Condensed Combined Financial Information.

Brunswick has a different fiscal year end than Power Products. Power Products utilizes a fiscal year ending August 31, and Brunswick's fiscal year ends on December 31 of each year. As the Brunswick and Power Products’ fiscal years differ by more than 93 days, pursuant to Rule 11-02(c)(3) of Regulation S-X, Power Products historical unaudited financial information was prepared for the purpose of presenting the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2017 and six months ended June 30, 2018. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2017 was prepared using Brunswick’s historical audited condensed consolidated statement of operations for the year ended December 31, 2017 and Power Products’ historical unaudited condensed consolidated statement of operations for the twelve months ended February 28, 2018. The historical unaudited condensed consolidated statement of operations for Power Products for the twelve months ended February 28, 2018 was prepared by taking the audited consolidated statement of operations for the nine months ended May 31, 2018, subtracting the unaudited quarterly consolidated statement of operations for the three months ended May 31, 2018, and adding the unaudited consolidated statement of operations for the six months ended August 31, 2017 to form the twelve months ended February 28, 2018. The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2018 was prepared using Brunswick’s historical unaudited condensed consolidated statement of operations for the six months ended June 30, 2018 and Power Products’ historical unaudited condensed consolidated statement of operations for the six months ended May 31, 2018. The historical unaudited condensed consolidated statement of operations for Power Products for the six months ended May 31, 2018 was prepared by taking the audited consolidated statement of operations for the nine months ended May 31, 2018 and subtracting the unaudited consolidated statement of operations for the three months ended November 30, 2017 to form the six months ended May 31, 2018. Given the different fiscal year ends of Brunswick and Power Products, Power Products’ historical unaudited condensed consolidated statement of operations for the three months ended February 28, 2018 has been included in both the fiscal year ended December 31, 2017 and the six months ended June 30, 2018 Unaudited Pro Forma Condensed Combined Statements of Operations. The Power Products’ unaudited condensed consolidated balance sheet information is presented as of May 31, 2018.

The Unaudited Pro Forma Condensed Combined Financial Information was prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with Brunswick being the acquiring entity, and reflects estimates and assumptions deemed appropriate by Company management. In the opinion of the Company’s management, the Unaudited Pro Forma Condensed Combined Financial Information includes all material adjustments necessary to be in accordance with Article 11 of Regulation S-X under the Securities Act.

The Unaudited Pro Forma Condensed Combined Financial Information does not give effect to the potential impact of anticipated revenue and operating synergies or cost savings that may result from the Acquisition or of any integration costs. In addition, the Unaudited Pro Forma Condensed Combined Financial Information does not give effect to the Company’s Proposed Spin-off of its Fitness business to its shareholders, announced by the Company on March 1, 2018.

Note 2 – Discontinued Operations Reversal

As a result of Brunswick’s announcement on June 25, 2018 to end the sale process for its Sea Ray businesses, which had previously been reported in Brunswick’s 2017 Form 10-K as discontinued operations, the Unaudited Condensed Combined Statement of Operations for Brunswick’s year ended December 31, 2017 has been adjusted to report the Sea Ray businesses as continuing operations.

Note 3 – Preliminary Purchase Price Allocation

For the Unaudited Pro Forma Condensed Combined Balance Sheet, the $910.0 million purchase price has been allocated based on Power Products' June 30, 2018 financial information and the Company’s preliminary estimate of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be based on the fair value of the assets acquired and liabilities assumed as of the closing date of the Acquisition. The following table summarizes the allocation of the preliminary purchase price as of the date of the Acquisition (in millions):

Accounts receivable	$37.0
Inventory	60.8
Property and equipment	11.6
Other assets	7.4
Trade names	111.0
Customer relationships	430.0
Goodwill	349.6
Accounts payable	(21.7)
Accrued expenses	(21.0)
Other long-term liabilities	(0.1)
Deferred tax liabilities	(54.6)
Total consideration	$910.0

Customer relationships will be amortized on a straight line basis over 15 years.

This preliminary purchase price allocation has been used to prepare pro forma adjustments for purposes of the pro forma balance sheet and statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include changes in allocations to intangible assets such as trade names and customer relationships as well as goodwill and other changes to assets and liabilities, including deferred tax assets and liabilities.

Note 4 – Reclassification of Power Products' Historical Financial Information

Certain reclassifications have been made to Power Products' historical financial statements to conform to Brunswick's financial statement presentation. Reclassifications reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet are presented below (in millions):

	As of June 30, 2018
	Power Products Before Reclassification	Reclassifications	Power Products After Reclassification
Accrued compensation expenses	$7.2	$(7.2)	$—
Income taxes payable	2.3	(2.3)	—
Accrued interest	3.0	(3.0)	—
Warranty liability	2.5	(2.5)	—
Accrued rebates	2.4	(2.4)	—
Other current liabilities	3.6	(3.6)	—
Accrued expenses	—	21.0	21.0
Deferred tax liabilities	14.0	(14.0)	—

	As of June 30, 2018
	Power Products Before Reclassification	Reclassifications	Power Products After Reclassification
Other long-term liabilities	0.1	14.0	14.1

Note 5 – Pro Forma Adjustments

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Financial Information are as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2018:

(a)	Reflects the initial cash consideration of $910.0 million paid to acquire Power Products, payments of $8.5 million for debt issuance costs and $2.2 million for prepaid insurance, and the elimination of Power Products' cash excluded from the transaction of $25.7 million, net of proceeds of $800.0 million from the Term Loan Facilities.
(b)	Represents the elimination of transactions between Brunswick and Power Products.
(c)	Represents estimated fair value adjustment to inventory recognized as part of the application of purchase accounting.
(d)	Represents the elimination of $5.1 million of Brunswick deferred debt issuance costs relating to commitments for interim financing paid at closing, net of $2.0 million of additional prepaid insurance. See “Non-Recurring Transactions” below.
(e)	Consists of the elimination of the historical Power Products' goodwill of $158.2 million, plus the estimated goodwill of $349.6 million, assuming the Acquisition had been consummated on June 30, 2018.
(f)	Consists of the elimination of the historical Power Products' intangible assets of $158.1 million, plus $541.0 million for the estimated fair value of Power Products' acquired intangible assets recognized in the application of purchase accounting.
(g)	Reflects the estimated income tax effect on the net impact of the adjustments using a statutory rate of 24.95%.
(h)	Represents the elimination of the Power Products' debt excluded from the Acquisition consisting of $4.5 million of short-term debt and $435.7 million of long-term debt, plus $300.0 million of short-term debt, net of debt issuance costs of $1.1 million, and $500.0 million of long-term debt under the Term Loan Facilities, net of debt issuance costs of $2.3 million.
(i)	Primarily represents the elimination of (1) accrued interest of $3.0 million related to the Power Products' debt excluded from the transaction and (2) accrued Brunswick debt issuance costs of $5.1 million relating to commitments for interim financing paid at closing, plus the addition of accrued non-recurring transaction costs of $10.8 million.
(j)	Represents historical Power Products' accounts eliminated upon the Acquisition and the net earnings impact of the pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2018:

(k)	Represents the elimination of transactions between Brunswick and Power Products.
(l)	Reflects estimated amortization expense of $14.3 million associated with the fair value of acquired intangible assets less elimination of the historical Power Products' intangible amortization expense of $9.0 million, plus costs associated with new equity and incentive compensation arrangements of $1.0 million and insurance costs of $0.4 million, as well as the elimination of non-recurring transaction costs of $2.5 million recognized by Brunswick during the period.
(m)	Reflects the elimination of historical Power Products' interest expense of $14.4 million, plus estimated interest expense of $9.5 million and amortization of debt issuance costs of $0.3 million related to the three-year ($150.0 million) and five-year ($350.0 million) tranches under the Term Loan Facilities, assuming a blended interest rate of 3.8%. A variance in the interest rates of any tranche of the Term Loan Facilities of 0.125% would impact interest expense by $0.3 million for the six-month period presented. Interest expense relating to the $300.0 million 364-day tranche of the Term Loan Facilities is not included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2018 because the Unaudited Pro Forma Condensed Combined Financial Information assumes that the loan under the 364-day tranche was incurred on January 1, 2017 and matured on December 30, 2017.

(n)	Reflects estimated income tax effect on the net impact of the pro forma adjustments using a statutory rate of 24.95%.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Twelve Months Ended December 31, 2017:

(o)	Represents the elimination of transactions between Brunswick and Power Products.
(p)	Reflects estimated amortization expense of $28.7 million associated with the fair value of acquired intangible assets less elimination of the historical Power Products' intangible amortization expense of $18.0 million, plus costs associated with new equity and incentive compensation arrangements of $1.3 million and insurance costs of $0.7 million.
(q)	Reflects the elimination of historical Power Products' interest expense of $27.2 million, plus estimated interest expense of $29.2 million and amortization of debt issuance costs of $1.6 million related to the 364-day ($300.0 million), three-year ($150.0 million) and five-year ($350.0 million) tranches under the Term Loan Facilities, assuming a blended interest rate of 3.6%. A variance in the interest rates of any tranche of the Term Loan Facilities of 0.125% would impact interest expense by $1.0 million for the twelve-month period presented.
(r)	Reflects estimated income tax effect on the net impact of the adjustments noted above using a statutory rate of 38.25%.

Non-Recurring Transactions:

No adjustments have been made to the Unaudited Pro Forma Condensed Combined Statements of Operations for the following amounts as they are not expected to have a continuing impact on the Company’s financial statements subsequent to the Acquisition:

•	Debt issuance costs of $5.1 million relating to commitments for interim financing obtained in connection with the Acquisition. The interim financing was not funded but was replaced by the Term Loan Facilities;
•	Transaction costs of $13.3 million for the Acquisition; and
•	Expense related to estimated fair value adjustment of inventory recognized as part of purchase accounting of $9.2 million.

PROPOSED SPIN-OFF

General

On March 1, 2018, Brunswick announced that its board of directors authorized proceeding with a spin-off of its Fitness business to its shareholders (the “Proposed Spin-off”). The Fitness business currently is one of Brunswick’s three reportable segments. Following completion of the Proposed Spin-off, the Fitness business would be an independent, standalone, publicly traded company which we refer to in this prospectus supplement as “FitnessCo”. The Proposed Spin-off is anticipated to be tax-free to Brunswick shareholders and is currently expected to be completed in the first quarter of 2019.

The Brunswick board of directors (the “Brunswick Board”) regularly reviews Brunswick’s business portfolio and capital allocation options, with the goal of enhancing shareholder value. In deciding to pursue the Proposed Spin-off, the Brunswick Board considered a range of potential structural alternatives and concluded at the time that the creation of two independent public companies was the most attractive alternative for enhancing shareholder value. As part of this evaluation, the Brunswick Board considered a number of factors, including enhanced strategic and operational focus for each company after the Proposed Spin-off, a simplified organizational structure, the ability of each company to leverage its distinct financial profile to optimize its capital structure, enhanced management attention devoted to developing and implementing strategies best suited for each companies’ respective business and industry and enabling investors to make independent investment decisions with respect to Brunswick and FitnessCo.

Although Brunswick intends to complete the Proposed Spin-off, Brunswick is not party to any binding agreement to complete the Proposed Spin-off, and the Proposed Spin-off is expected to be subject to numerous conditions, some of which are outside of Brunswick’s control. These include finalizing the assets and liabilities that would be contributed to FitnessCo and those that would be retained by Brunswick, the effectiveness of a Form 10 registration statement to be filed with the SEC, the receipt of a written opinion of Cravath, Swaine and Moore LLP, counsel to Brunswick, to the effect that the Distribution will qualify for non-recognition of gain and loss under Section 355 of the Code, the receipt of an IRS Ruling regarding certain U.S. federal income tax consequences of the Proposed Spin-off that continues to be effective and valid, the approval of the listing of FitnessCo’s common stock on a national securities exchange, the ability of FitnessCo to obtain financing on acceptable terms, final approval from Brunswick’s board of directors and other customary conditions. Brunswick may elect to dispose of all or a portion of its Fitness business in one or more alternate transactions. No assurance can be provided as to whether or when the Proposed Spin-off or any alternate transaction will occur. See “Risk Factors—Risk Factors Relating to the Proposed Spin-off”.

It is anticipated that to effect the Proposed Spin-off:

•	Brunswick would undertake the series of internal transactions to identify certain transfers of assets and assumptions of liabilities necessary to ensure that Brunswick and FitnessCo retain the assets of, and the liabilities associated with, their respective businesses;
•	Brunswick would cause FitnessCo or one or more of its subsidiaries to incur indebtedness from third parties;
•	In exchange for the contribution of assets, Brunswick would receive shares of common stock of FitnessCo and cash proceeds of FitnessCo’s borrowings;
•	Brunswick would subsequently make a pro rata distribution of 80% to 100% of FitnessCo’s common stock to Brunswick’s shareholders (the “Distribution”), and FitnessCo, holding the Fitness business, would become an independent, standalone, publicly traded company; and
•	Brunswick may retain up to 19.9% of FitnessCo’s common stock.

Historically, Brunswick has benefited from its ownership of the Fitness business. Prospective investors are cautioned to carefully consider the impact of the Proposed Spin-off on Brunswick prior to making any investment in the Notes offered hereby.

Completion of the Proposed Spin-off is conditioned on Brunswick’s receipt of a written opinion of Cravath, Swaine & Moore LLP to the effect that the Distribution will qualify for non-recognition of gain and loss under Section 355 of the Code and the receipt and continuing effectiveness and validity of the IRS Ruling. If it were determined that the Distribution did not qualify for non-recognition of gain and loss under Section 355 of the

Code, FitnessCo could, under certain circumstances, be required to indemnify Brunswick for the resulting taxes and related expenses. See “Risk Factors—Risk Factors Relating to the Proposed Spin-off”.

All of the statements in this prospectus supplement regarding the Proposed Spin-off and any potential alternate transactions with respect to the Fitness business are forward-looking statements as described under “Cautionary Statement Concerning Forward Looking Statements”. Such statements are based on Brunswick’s current expectations and by their nature address matters that are uncertain. Such statements are not guarantees of future potential events and involve risks and uncertainties that may cause actual events with respect to the Fitness business to differ materially from expectations as of the date of this prospectus supplement.

Related FitnessCo Dividend and Retention of Portion of FitnessCo Common Stock

Brunswick anticipates that, in connection with the Proposed Spin-off, FitnessCo will incur indebtedness and, immediately prior to the Proposed Spin-off, pay a dividend to Brunswick based on a portion of the amount of the net proceeds of such indebtedness. The amount of any such dividend will depend upon FitnessCo’s ability to raise new indebtedness which, in turn, will depend upon its historic and anticipated business, financial performance and liquidity as well as market conditions, credit ratings and other factors, some of which are outside our control. These and other factors could cause the amount of any such dividend to vary materially from the amounts we anticipate. See “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors—Risk Factors Relating to the Proposed Spin-off”.

Brunswick intends to responsibly dispose of any FitnessCo common stock that it retains after the Proposed Spin-off, which may include a sale of its shares for cash, within the 24-month period following the Proposed Spin-off, subject to market conditions. Any shares not disposed of by Brunswick during such 24-month period would be sold or otherwise disposed of by Brunswick consistent with the business reasons for the retention of those shares, but such disposition would be expected to occur in any event no later than five years after the Proposed Spin-off.

Because the market value of FitnessCo’s common stock will be determined only after the completion of the Proposed Spin-off, the value of such stock to be retained by Brunswick is uncertain. Brunswick intends to use the cash distributed to it by FitnessCo from the dividend for one or all of the following: to reduce its indebtedness, fund pension obligations or return capital to shareholders, and Brunswick intends to use the cash proceeds of the disposition of any retained FitnessCo shares for general corporate purposes. If Brunswick receives a smaller cash distribution than anticipated from FitnessCo or the value of the retained FitnessCo shares is less than Brunswick anticipates, Brunswick’s ability to reduce its indebtedness and other liabilities, fund pension obligations or return capital to shareholders could be reduced. See “Risk Factors—Risk Factors Relating to the Proposed Spin-off”.

Financial and Other Information About the Fitness Business

Following the Proposed Spin-off, FitnessCo would have its own management team and board of directors. Its corporate headquarters would be in Rosemont, Illinois. The Fitness business is a leading global designer, manufacturer and distributor of a broad portfolio of cardiovascular fitness equipment (including treadmills, total body cross-trainers, stair climbers and stationary exercise bicycles) and strength-training fitness equipment for both the commercial and consumer markets under the Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT brands. Our Fitness business also has an active recreation business that includes billiards and other gaming tables, as well as related game room furniture and accessories.

The following tables present selected historical income statement data for Brunswick’s Fitness segment as of for each of the years in the three-year period ended December 31, 2017 and historical balance sheet data as of December 31, 2017 and 2016. This selected historical financial data has been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein. The following tables also present selected historical income statement data for Brunswick’s Fitness segment as of and for the six months ended June 30, 2018 and 2017 and historical balance sheet data as of June 30, 2018. This selected historical financial data has been derived from our unaudited financial statements reflected in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which is incorporated by reference herein. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting of only ordinary recurring adjustments, necessary for a fair presentation of the data set forth in this prospectus supplement.

Historical segment data for the Fitness business presented below includes certain allocations and direct charges for costs incurred by Brunswick, such as information technology costs and other costs incurred by its corporate functions. We expect that the FitnessCo “carve-out” basis financial statements will include additional allocations of Brunswick’s costs not allocated in the preparation of the segment financial information. Brunswick may not be able to reduce these corporate costs immediately or at all as a result of the Proposed Spin-off, or Brunswick’s corporate allocations and charges to its segments may not fully reflect the costs of operating its remaining businesses following the Proposed Spin-off. Accordingly, Brunswick’s reported costs or those of its remaining segments may vary following the Proposed Spin-off. Brunswick’s corporate allocations and charges to the Fitness business were $10.6 million, $8.7 million and $7.8 million for the years ended December 31, 2017, 2016 and 2015 and $6.3 million and $5.3 million for the six months ended June 30, 2018 and July 1, 2017, respectively.

	Year Ended December 31,			Six Months Ended
	2017	2016	2015	June 30, 2018	July 1, 2017
($ in millions)				(unaudited)	(unaudited)
Selected Income Statement Data:
Net sales	$1,033.7	$980.4	$794.6	$496.6	$486.1
Operating earnings(1)(2)	$64.1	$117.3	$116.5	$25.3	$36.8
	As of December 31,		As of June 30,
	2017	2016	2018
($ in millions)			(unaudited)
Selected Balance Sheet Data:
Total Assets	$1,012.8	$947.5	$979.1
(1)	Operating earnings for the years ended December 31, 2017 and 2016 includes $30.3 million and $12.7 million, respectively, of restructuring, exit, integration and impairment charges. Additionally, operating earnings for the year ended December 31, 2017 includes a $13.5 million charge for costs related to field campaigns pertaining to certain Cybex products designed prior to the acquisition of Cybex.
(2)	Operating earnings for the six months ended June 30, 2018 and July 1, 2017 includes $1.8 million and $6.9 million, respectively, of restructuring, exit, integration and impairment charges. Additionally, operating earnings for the six months ended June 30, 2018 includes $1.6 million of costs related to an additional product field campaign.

Ongoing Relationship Between Brunswick and FitnessCo

Prior to the Proposed Spin-off, Brunswick performed various corporate services for the Fitness business, including, but not limited to, legal, human resources, finance and accounting, tax, treasury, information technology, marketing, investor relations and communications, internal audit and other shared services. Brunswick anticipates that Brunswick and FitnessCo will enter into certain agreements governing the Proposed Spin-off and the parties’ relationship thereafter and that FitnessCo will receive certain transitional services. These agreements would include:

•	a Separation and Distribution Agreement to effect the Proposed Spin-off that will set forth the parties’ agreements regarding the principal actions each will take in connection with the Proposed Spin-off and provide a framework for FitnessCo’s relationship with Brunswick after the Proposed Spin-off;
•	a Transition Services Agreement pursuant to which Brunswick and FitnessCo will provide each other specified services on a transitional basis to help ensure an orderly transition following the Proposed Spin-off;
•	a Tax Matters Agreement that will govern the respective rights, responsibilities and obligations of Brunswick and FitnessCo after the Proposed Spin-off with respect to all tax matters and will include restrictions to preserve the tax-free status of the Proposed Spin-off;
•	an Employee Matters Agreement that will address employment, compensation and benefits matters, including the allocation and treatment of assets and liabilities relating to employees and compensation and benefits plans and programs in which FitnessCo employees participate; and
•	a Stockholder and Registration Rights Agreement that will govern the respective rights, responsibilities and obligations of Brunswick and FitnessCo after the Proposed Spin-off with respect to any continuing ownership by Brunswick of FitnessCo common stock.

We have not finalized the terms of these agreements. In addition to the above agreements, Brunswick is currently party to, or intends to enter into, various other agreements with FitnessCo that are intended to continue following the Proposed Spin-off, subject to their existing terms or terms and conditions to be negotiated and agreed to.

DESCRIPTION OF OTHER INDEBTEDNESS

The Company is party to the Revolving Facility and the Term Loan Facilities, collectively referred to in this prospectus supplement as the “Credit Facilities”.

Revolving Facility

On September 26, 2018, the Company entered into an Amended and Restated Credit Agreement (the “Revolving Credit Agreement”) with certain wholly-owned subsidiaries of the Company as subsidiary borrowers and lenders as parties, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent. The Revolving Credit Agreement amended and restated the Company’s prior credit agreement, dated as of March 21, 2011, as amended and restated as of June 26, 2014, as further amended and restated as of June 30, 2016 and as further amended as of July 13, 2018 (the “Prior Credit Agreement”). The Revolving Credit Agreement provides for increased revolving commitments to $400.0 million of borrowing capacity (the “Revolving Facility”) and is in effect through September 26, 2023. As of and during the six months ended June 30, 2018, on a pro forma as adjusted basis, giving effect to the Revolving Credit Agreement, no borrowings were outstanding and available borrowing capacity totaled $396.0 million, net of $4.0 million of letters of credit outstanding under the Revolving Facility.

The Revolving Facility includes provisions to add an additional $100.0 million of borrowing capacity and to extend the facility for two additional one-year extensions, at any time, subject to lender approval. We currently pay a facility fee of 20.0 basis points per annum. The facility fee per annum will be within a range of 12.5 to 35.0 basis points based on the senior, unsecured, non-credit-enhanced debt ratings of the Company by S&P Global Ratings and Moody’s Investors Service, Inc. (the “Ratings”) and our leverage ratio. Under the terms of the Revolving Facility, we have two borrowing options, including borrowing at a rate tied to adjusted LIBOR plus a spread of 130.0 basis points or a base rate plus a margin of 30.0 basis points. The rates are based on the Ratings and our leverage ratio, with a range of 100.0 to 190.0 basis points for LIBOR rate borrowings and a range of 0.0 to 90.0 basis points for base rate borrowings. Other than outstanding letters of credit of $4.0 million, which reduce availability under the Revolving Facility on a dollar-for-dollar basis, we had no amounts outstanding under the Revolving Facility as of June 30, 2018.

Our obligations under the Revolving Facility are not guaranteed by any of our subsidiaries. Certain of our subsidiaries are permitted to borrow directly under the Revolving Facility. The obligations of any such subsidiary borrowing would be guaranteed by us and any such subsidiary borrowing would be structurally senior to the Notes.

We are required to maintain compliance with two financial covenants included in the Revolving Facility: a minimum interest coverage ratio and a maximum leverage ratio. The maximum leverage ratio, as defined in the Revolving Facility, is not permitted to be more than 3.50 to 1.00. The minimum interest coverage ratio, as defined in the Revolving Facility, is not permitted to be less than 3.00 to 1.00. Our borrowing capacity may be adversely affected by these financial covenants. As of June 30, 2018, we were in compliance with the financial covenants in the Revolving Facility.

The Revolving Facility contains affirmative and negative covenants that, among other things, limit or restrict our ability (as well as the ability of our subsidiaries) to incur additional indebtedness and guarantee indebtedness, enter into sale and leaseback transactions, incur liens, enter into transactions with affiliates, alter the businesses we conduct and consolidate, merge or sell all or substantially all of our assets. The Revolving Credit Agreement also removed certain other restrictions and provisions from the Prior Credit Agreement to reflect the Company’s current investment grade rating.

The Revolving Facility contains customary events of default, such as payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, material judgments, certain events under the Employee Retirement Income Security Act of 1974, as amended, a change in control, failure of a loan guaranty, certain environmental liabilities and termination of certain agreements.

Term Loan Facilities

On August 7, 2018, the Company entered into a Term Loan Credit Agreement (as amended by the Amendment (as defined below), the “Term Loan Credit Agreement”), among the Company, the lenders party thereto and JPMorgan, as administrative agent. Under the Term Loan Credit Agreement, the Company borrowed from the lenders on August 9, 2018 (the “Closing Date”) term loans in an aggregate principal amount of $800.0 million (the “Term Loans”), consisting of (a) a $300.0 million 364-day tranche (the “364-Day Facility”), (b) a $150.0 million 3-year tranche (the “3-Year Facility”) and (c) a $350.0 million 5-year tranche (the “5-Year Facility” and, together with the 364-Day Facility and the 3-Year Facility, the “Term Loan Facilities”). The proceeds of the Term Loans were used by the Company to finance in part the Acquisition, including prepayment of certain outstanding debt of Power Products under its existing credit facilities and payment of fees and expenses in connection with the foregoing.

The Term Loans will mature on the earlier to occur of (a) (i) in the case of the 364-Day Facility, the date that is 364 days after the Closing Date, (ii) in the case of the 3-Year Facility, the date that is three years after the Closing Date, and (iii) in the case of the 5-Year Facility, the date that is five years after the Closing Date, and (b) the date on which the maturity of the Term Loans is accelerated in accordance with the terms of the Term Loan Credit Agreement.

On September 26, 2018, the Company entered into the First Amendment (the “Amendment”) to the Term Loan Credit Agreement with JPMorgan, as administrative agent. The Amendment effectuated the pre-approved amendments set forth in Schedule 10.02 (the “Approved Amendments”) of the Term Loan Credit Agreement dated August 7, 2018, to conform to the modifications of the corresponding provisions of the Revolving Credit Agreement and required the sole consent of JPMorgan, as administrative agent, acting on behalf of the lenders pursuant to the authority set forth in the Term Loan Credit Agreement dated August 7, 2018.

At the election of the Company, the Term Loans will bear interest at a per annum rate equal to the reserve-adjusted eurocurrency rate or the base rate (in each case determined in accordance with terms of the Term Loan Credit Agreement), plus (a) for loans borrowed under the 364-Day Facility and the 3-Year Facility, a margin that fluctuates between 112.5 basis points and 225.0 basis points in the case of loans priced at the reserve-adjusted eurocurrency rate, and between 12.5 basis points and 125.0 basis points in the case of loans priced at the base rate, in each case based on the Ratings and (b) for loans borrowed under the 5-Year Facility, a margin that fluctuates between 137.5 basis points and 250.0 basis points in the case of loans priced at the reserve-adjusted eurocurrency rate, and between 37.5 basis points and 150.0 basis points in the case of loans priced at the base rate, in each case based on the Ratings.

The Term Loan Facilities contain certain customary representations and warranties, affirmative and negative covenants and events of default. Negative covenants include, among others, limitations on the incurrence of indebtedness and liens by the Company and its subsidiaries (other than any loan party) and limitations on certain mergers and consolidations by the Company and its subsidiaries. In addition, the Term Loan Facilities require that the Company maintain a maximum leverage ratio, as defined in the Term Loan Facilities, of no greater than 3.50 to 1.00, and a minimum interest coverage ratio, as defined in the Term Loan Facilities, of not less than 3.00 to 1.00.

We intend to use the net proceeds of this offering, together with cash on hand, if necessary, to prepay all or a portion of the 364-Day Facility. See “Use of Proceeds”.

Loan with Fond du Lac County Economic Development Corporation

As of June 30, 2018, we had outstanding $22.7 million in aggregate principal amount under our loan agreement with the Fond du Lac County Economic Development Corporation. Borrowings under this loan accrue interest at a rate of 2% per year. As provided under the terms of this loan agreement, which is secured by our property located in Fond du Lac, Wisconsin, up to a maximum of 43% of the principal due annually can be forgiven if we achieve certain employment targets as set forth in the agreement. The amount of loan forgiveness is based on average employment levels at the end of the previous four quarters. Total loan forgiveness for the year ended December 31, 2017 was $2.1 million, or 43% of the principal due; for the year ended December 31, 2016 was $2.1 million, or 43% of the principal due; and for the year ended December 31, 2015 was $2.0 million, or 41% of the principal due.

Other Notes

As of June 30, 2018, we had outstanding $150.0 million in aggregate principal amount of our 4.625% Notes due 2021, $103.1 million in aggregate principal amount of our 7.375% Debentures due 2023 and $163.3 million in aggregate principal amount of our 7.125% Notes due 2027.

The 4.625% Notes, 7.375% Debentures and 7.125% Notes are unsecured, unsubordinated obligations of the Company and rank equally and ratably with all future unsecured and unsubordinated indebtedness. We may, at our option, redeem in whole or in part at any time the 4.625% Notes and the 7.125% Notes at redemption prices to be determined in accordance with the terms thereof. The respective indentures for the 4.625% Notes, 7.375% Debentures and 7.125% Notes contain covenants that impose restrictions on our ability to incur certain secured debt, enter into sale and leaseback transactions, and engage in certain other transactions, such as mergers, consolidations and sales, transfers or leases of all or substantially all of our assets.

In addition, as of June 30, 2018, our subsidiaries had an additional $4.1 million in aggregate principal amount of notes outstanding with various interest rates up to 5.892% payable through 2027.

DESCRIPTION OF THE NOTES

We will issue the Notes under an indenture, to be dated as of          , 2018, between Brunswick Corporation, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture, to be dated as of          , 2018 (such indenture as so supplemented, the “Indenture”). This “Description of the Notes” supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of Debt Securities” included in the accompanying prospectus. The terms of the Notes include those expressly set forth in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The description of the Notes in this prospectus supplement and the accompanying prospectus is a summary only, is not complete and is subject to, and qualified by reference to, the TIA and all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. We urge you to read the Indenture and the Notes because they define your rights as a holder of Notes. Capitalized terms used in this “Description of the Notes” that are not defined in this prospectus supplement have the meanings given to them in the Indenture.

As used in this “Description of the Notes”, the words “we”, “us”, “our”, the “Company” and “Brunswick” refer only to Brunswick Corporation and do not include any current or future subsidiaries of Brunswick Corporation.

General

The Notes will mature on October 15, 2048. Each note will bear interest at a rate of       % per year. The Notes will be issued only in registered form and in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes will be represented by a Global Security (the “Global Security”) and will be registered in the name of a nominee of the Depositary. See “—Book-entry System”.

The Trustee will initially act as our paying agent for the Notes. The Notes will be payable at the corporate trust office of the Trustee, or an office or agency maintained by us for such purpose, in the continental United States. We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will issue the Notes as a new series of debt securities under the Indenture initially in an aggregate principal amount of $       (or $       million if the underwriters exercise their option to purchase additional Notes in full). We may, without the consent of the holders of the Notes, issue an unlimited principal amount of additional notes having identical terms as the Notes offered hereby other than issue date, issue price and the first interest payment date (the “Additional Notes”) and which will be deemed to be in the same series as the Notes offered hereby. We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes; provided, however, that if any Additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, they will be issued with a separate CUSIP number.

Interest

We will pay interest on the Notes quarterly in arrears on January 15, April 15, July 15, and October 15, beginning on January 15, 2019. We will make each interest payment to the holders of record at the close of business on the immediately preceding January 1, April 1, July 1 and October 1.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date for the Notes falls on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day. If the maturity date of the Notes falls on a day that is not a business day, we will pay principal and accrued and unpaid interest on the Notes on the next business day. No interest on that payment will accrue from and after the maturity date.

Ranking

The Notes:

•	will be unsecured unsubordinated obligations;
•	will rank equally and ratably with all our existing and future unsecured unsubordinated indebtedness;
•	will be senior to any future subordinated indebtedness of the Company;
•	will be effectively subordinated to any secured indebtedness of the Company to the extent of the assets securing such indebtedness; and
•	will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables and any borrowings by a subsidiary under the Credit Facilities (as defined below).

Our subsidiaries are distinct legal entities that have no obligation to pay any amounts pursuant to, or to make funds available for our payment obligations in respect of, the Notes, whether by dividends, distributions, loans or otherwise.

As of June 30, 2018, on a pro forma as adjusted basis, giving effect to the Acquisition, the Credit Facilities and the issuance of the Notes, assuming we use the net proceeds of this offering, together with cash on hand, if necessary, to prepay all or a portion of the 364-Day Facility under the Term Loan Facilities, and based on the assumptions described under “Unaudited Pro Forma Condensed Combined Financial Information” and “Capitalization”:

•	we would have had outstanding $ million of indebtedness, including $ million of secured indebtedness (or approximately $ million if the underwriters exercise their option to purchase additional Notes in full);
•	we would have had no borrowings under the Revolving Credit Agreement (as defined and described in “Description of Other Indebtedness”) and we would have had $396.0 million of availability under the Revolving Credit Agreement (after giving effect to $4.0 million outstanding letters of credit); and
•	our subsidiaries would have had outstanding $4.1 million of indebtedness and other liabilities.

Although our obligations under the Credit Facilities (as defined and described in “Description of Other Indebtedness”) currently are not guaranteed by any of our subsidiaries, if any of our subsidiaries guarantees specified indebtedness, certain of our domestic subsidiaries may be required to guarantee our obligations under the Term Loan Facilities. In addition, certain of our subsidiaries are permitted to borrow directly under the Revolving Facility. The obligations of any such subsidiary borrowing would be guaranteed by us, and any such subsidiary borrowing would be structurally senior to the Notes.

Listing

We intend to apply to list the Notes on the New York Stock Exchange. We expect trading in the Notes to begin within 30 days after          , 2018, the original issue date of the Notes. We have no obligation to list the Notes and we may discontinue a listing at any time in our discretion without notice to the holders.

Trading Characteristics

The Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Notes that is not included in the trading price thereof. Any portion of the trading price of a Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

Optional Redemption

The Notes will not be redeemable at our option prior to October 15, 2023. On or after October 15, 2023, we may, at our option, redeem the Notes, at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. If the optional redemption date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest will be paid on the redemption date to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption.

We will provide notice of any redemption in the manner provided in the Indenture at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. The notice of redemption to each holder will specify, among other items, the redemption price (or the method for determination thereof). Notice of any redemption of Notes in connection with a corporate transaction (including any equity offering, an incurrence of indebtedness or a change of control) may, at our discretion, be given prior to the completion thereof, and any such redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. If any such condition precedent has not been satisfied, we will provide written notice to the Trustee prior to the close of business two business days prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded and the redemption of the Notes shall not occur. Upon receipt, the Trustee shall provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

If fewer than all of the Notes are to be redeemed at any time, the particular Notes to be redeemed shall be selected by the Trustee, from the outstanding Notes not previously called for redemption, in accordance with the applicable rules and procedures of the depositary, in the case of global notes, or, otherwise, by such method as the Trustee shall deem fair and appropriate (subject in each case to any applicable stock exchange rules).

If any note is to be redeemed in part only, the notice of redemption that relates to that note must state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued (or transferred through a book-entry system) in the name of the holder thereof upon cancelation of the original note. No Notes of $25.00 or less will be redeemed in part.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under “—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event”. We or our affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Certain Covenants

The Indenture contains covenants, certain of which are described below. Certain defined terms used in these covenants are set forth under “—Certain Definitions”.

Limitation on Liens

We will not, and will not permit any of our Restricted Subsidiaries to, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any Principal Property or any shares of Capital Stock of any of our Restricted Subsidiaries, which Lien secures any Indebtedness, without making effective provisions whereby the Notes (together with, at our option, any other Indebtedness of ours or any of our Subsidiaries ranking equally in right of payment with the Notes) shall be secured by a Lien on such Principal Property or shares of Capital Stock, equally and ratably with (or prior to) such other Lien.

Any Lien created for the benefit of holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described above.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our Restricted Subsidiaries to, enter into a Sale and Leaseback Transaction, other than any such Sale and Leaseback Transaction (a) involving a lease for a term of not more than three years (or which may be terminated by us or the applicable Restricted Subsidiary within a period of not more than three years), (b) involving a lease executed by the time of, or within 270 days after the latest of, the acquisition, the completion of construction or improvement or the commencement of commercial operation of the applicable Principal Property or (c) between us and one of our Restricted Subsidiaries or between Restricted Subsidiaries, unless either (i) we or such Restricted Subsidiary would be permitted, pursuant to the covenant described under “—Limitation on Liens”, to incur a Lien on the Principal Property subject to such Sale and Leaseback Transaction securing Indebtedness in an amount equal to the Attributable Debt of such Sale and Leaseback Transaction without equally and ratably securing the Notes, or (ii) we or a Restricted Subsidiary, within 270 days of entering into such Sale and Leaseback Transaction, apply an amount equal to the fair market value of the Principal Property leased pursuant to such Sale and Leaseback Transaction at the time of entering into such Sale and Leaseback Transaction, as determined in good faith by our board of directors (which determination shall be conclusive) to either (A) the retirement (other than any mandatory retirement) of Funded Debt, which Funded Debt, in the case of us, is not subordinate and junior in right of payment to the prior payment of the Notes, or (B) the purchase, construction, development, expansion or improvement of other comparable property.

Consolidation, Merger or Sale of Assets

We will not consolidate with or merge into any other Person or sell, transfer or lease our properties and assets substantially as an entirety to any Person, nor may any other Person consolidate with or merge into us unless (a) the Person, if other than us, formed by or resulting from any such consolidation or merger or the Person which shall have purchased or received the transfer of, or which leases, our properties and assets substantially as an entirety, shall be a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, or any state or territory thereof or the District of Columbia (and if such Person is not a corporation, a co-obligor of the Notes is a corporation organized and existing under such laws) and shall expressly assume, by a supplemental indenture, the payment of the principal of, premium, and interest, in each case if any, on all the Notes and the performance and observance of the covenants of the Indenture and (b) immediately thereafter no event of default and no event which after notice or lapse of time, or both, would become an event of default shall have happened and be continuing. Notwithstanding clause (b) of the immediately preceding sentence, the terms of the Indenture do not prohibit us from merging with any of our affiliates solely for the purpose of reincorporating ourselves in another jurisdiction to realize tax or other benefits.

In the case of any such consolidation, merger, sale or transfer, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, us under the Indenture and, subject to the terms of the Indenture, we will be released from the obligation to pay principal and interest on the Notes and all obligations under the Indenture; however, in the case of a lease of our properties and assets substantially as an entirety, the predecessor entity will not be released from its obligation to pay principal of and interest on the Notes. For purposes of the covenant described above, any Fitness Disposition will not constitute the sale, transfer or lease of our properties and assets substantially as an entirety.

Offer to Repurchase Notes Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the Notes as described under “—Optional Redemption” above, each holder of the Notes will have the right to require us to purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Price”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following any Change of Control Triggering Event, or at our option, prior to any Change of Control but after public announcement of the pending Change of Control, we will be required to give notice to each holder of the Notes, with a copy to the Trustee. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is given, other than as may be required by law (the “Change of Control Payment Date”). If the notice is given prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control occurring on or prior to the Change of Control Payment Date.

Holders of the Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to:

(i)	surrender their Notes to the paying agent on the address specified in the notice, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed; or
(ii)	transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all Notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

Our ability to repurchase Notes pursuant to the Change of Control Offer may be limited by a number of factors. Certain events that may constitute a change of control under our and our subsidiaries’ Indebtedness could cause a default under the agreements related to such Indebtedness but may not constitute a Change of Control Triggering Event under the Indenture. Our and our subsidiaries’ future Indebtedness may also contain prohibitions of certain events that would constitute a Change of Control Triggering Event or require such Indebtedness to be repurchased upon a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such Indebtedness, even if a Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks related to the Notes—We may not be able to repurchase the Notes upon a change of control triggering event, which could result in a default under the Notes”.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

The provisions under the Indenture relating to our obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all terms used herein for which no definition is provided.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction at any particular time, the lesser of: (a) the fair market value of the Principal Property subject to such lease and (b) the present value, discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities issued under the Indenture and then outstanding), compounded semi-annually, of the obligation of the lessee for rental payments, calculated in accordance with GAAP for capitalized leases, due during the remaining term of such lease. Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Stock” means:

(a)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and all options, warrants or other rights to purchase or acquire any of the foregoing; and
(b)	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Change of Control” means the occurrence of any of the following:

(i)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Brunswick or one of our subsidiaries;
(ii)	we become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of our outstanding Voting Stock;
(iii)	we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or
(iv)	the adoption of a plan relating to our liquidation or dissolution.

For purposes of this definition, any Fitness Disposition will not constitute a Change of Control.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement of the Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change. Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Consolidated Current Liabilities” means the aggregate of the current liabilities of us and our Restricted Subsidiaries appearing on the most recent available consolidated balance sheet of us and our Restricted Subsidiaries, all in accordance with GAAP; provided, however, that in no event shall Consolidated Current

Liabilities include (x) any obligation of us and our Restricted Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within 12 months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of us or any of our Restricted Subsidiaries for a term in excess of 12 months from the date of determination or (y) current maturities of long-term debt and obligations under capital leases.

“Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deduction of Consolidated Current Liabilities. For purposes of calculating Consolidated Net Tangible Assets, investments, acquisitions, mergers, consolidations, dispositions, amalgamations and increases in ownership of Restricted Subsidiaries, and any incurrence or discharge of liabilities, subsequent to the date of the most recent available consolidated balance sheet and on or prior to the date of determination, will be given pro forma effect as if they had occurred at the end of such fiscal quarter. For purposes of this definition, whenever pro forma effect is given to a transaction or other event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of us.

“Consolidated Tangible Assets” means the aggregate of all assets of us and our Restricted Subsidiaries (including the value of all existing Sale and Leaseback Transactions, and any assets resulting from the capitalization of other long-term lease obligations in accordance with GAAP) appearing on the most recent available consolidated balance sheet of us and our Restricted Subsidiaries at their net book values, after deducting related depreciation, amortization and other valuation reserves and excluding patent and trademark rights, goodwill, unamortized discounts and expenses and any other intangible items, all in accordance with GAAP.

“Customer Finance Program Obligations” means inventory repurchase and recourse obligations, including any obligation of us or any Restricted Subsidiary to repurchase products of us and our Restricted Subsidiaries or to purchase or repurchase receivables created in connection with the sale of products or related services of us and our Restricted Subsidiaries under any customer finance program, in each case incurred in the ordinary course of business.

“Fitness Business” means the Company’s fitness segment, which is comprised of the Fitness division, which designs, manufactures, and markets cardiovascular fitness equipment and strength-training equipment and also includes the Company’s active recreation business, including billiards tables, accessories, and game room furniture.

“Fitness Disposition” means any spin-off, split-off, sale, or other disposition of the Fitness Business.

“Funded Debt” of any Person means any Indebtedness created, issued, incurred, assumed or guaranteed by such Person, whether secured or unsecured, maturing more than one year after the date of determination thereof or which may by its terms be reborrowed, refunded, renewed or extended to a time more than 12 months after the date of determination thereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. Notwithstanding any changes in GAAP that become effective for the Company after the date of this prospectus supplement, any lease of the Company or any Subsidiary that would be characterized as an operating lease under GAAP in effect on the date of this prospectus supplement, whether such lease is entered into before or after the date of this prospectus supplement, shall not constitute Indebtedness or a Capitalized Lease Obligation.

“Hedging Obligations” means:

(a)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(b)	other agreements or arrangements designed to manage interest rates or interest rate risk;

(c)	other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and
(d)	other agreements or arrangements designed to protect against fluctuations in equity prices.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;
(b)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c)	Capitalized Lease Obligations and all Attributable Debt of such Person (whether or not such items would appear on the balance sheet of such Person);
(d)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination, as determined in good faith by the Company (which determination shall be conclusive), and (ii) the amount of such Indebtedness of such other Persons;
(e)	the principal component of Indebtedness of other Persons to the extent guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); provided, however, that Standard Securitization Undertakings shall not constitute a guarantee; and
(f)	to the extent not otherwise included in this definition, investments by us or any Restricted Subsidiary in a Securitization Special Purpose Entity or any investment or borrowing by a Securitization Special Purpose Entity in or from any other Person, in each case, as part of, pursuant to or in connection with a Qualified Securitization Transaction, including contributions of Securitization Assets to a Securitization Special Purpose Entity, the retention of interests in Securitization Assets contributed, sold, conveyed, transferred or otherwise disposed of to a Securitization Special Purpose Entity and investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness.

The term “Indebtedness” shall not include Customer Finance Program Obligations.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s; a rating equal to or higher than BBB- (or the equivalent) by S&P; a rating equal to or higher than BBB- (or the equivalent) by Fitch; and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Issue Date” means, with respect to any series of securities, the first date on which securities of such series are issued under the Indenture.

“Lien” means any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Permitted Liens”, with respect to any Person, means:

(a)	Liens securing Indebtedness (including Capitalized Lease Obligations) incurred to finance the construction, purchase, replacement or lease of, or repairs, improvements or additions to, property (whether through the direct purchase of assets or property or the Capital Stock of any Person owning such assets or property) of such Person (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom); provided, however, that the Lien may not extend to any other assets or property owned by such Person or any of its Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, replacement, repair, improvement, addition or commencement of full operation of the assets or property subject to the Lien;

(b)	Liens on assets, property or shares of Capital Stock (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) of another Person at the time such other Person becomes a Restricted Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Restricted Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);
(c)	Liens on assets or property (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) at the time such Person or any of its Restricted Subsidiaries acquires the assets or property, including any acquisition by means of a merger or consolidation with or into such Person or a Restricted Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Restricted Subsidiaries acquired such assets or property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);
(d)	Liens on the property of us or any of our Restricted Subsidiaries in favor or at the request of the United States or any State or territory thereof, or any department, agency or instrumentality or political subdivision of the United States or any State or territory thereof (including Liens to secure indebtedness of the pollution control or industrial revenue bond type), in order to permit us or a Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of any of the foregoing, or to secure partial, progress, advance or other payments pursuant to any tender, bid, contract, regulation or statute, or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;
(e)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to us or another Restricted Subsidiary;
(f)	Liens existing on the Issue Date;
(g)	Liens to secure any extension, renewal, refinancing or replacement (or successive extensions, renewals, refinancings or replacements) in whole or in part of Indebtedness secured by any Lien permitted by clauses (a) through (f) above or clause (l) below; provided, however, that (i) such new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount of the Indebtedness so secured at the time of such extension, renewal, refinancing or replacement, and (B) an amount necessary to pay any fees, commissions, discounts and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(h)	Liens under industrial revenue, municipal, economic development or similar tax-advantaged financings (including bonds and loan agreements);
(i)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;
(j)	any interest or title of a lessor under any operating lease;

(k)	any Lien on shares of Capital Stock of any Securitization Special Purpose Entity, Liens on assets transferred to a Securitization Special Purpose Entity or on assets of a Securitization Special Purpose Entity and Standard Securitization Undertakings, in any case incurred as part of, pursuant to or in connection with a Qualified Securitization Transaction; and
(l)	in addition to Liens (and related Indebtedness) permitted under clauses (a) through (k) of this definition, Liens securing Indebtedness (including Attributable Debt in respect of Sale and Leaseback Transactions) in an aggregate principal amount (together with the aggregate principal amount of all outstanding refinancing Indebtedness incurred pursuant to clause (g) above in respect of Indebtedness initially incurred pursuant to this clause (l)) at any one time outstanding not to exceed 15.0% of Consolidated Net Tangible Assets (measured, for purposes of this clause (l), solely at the time of the incurrence of the Indebtedness secured by such a Lien).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any manufacturing facility of us or any Restricted Subsidiary, whether now owned or hereafter acquired, other than any property which, in the opinion of the board of directors, is not of material importance to the business conducted by us and our Restricted Subsidiaries as a whole.

“Qualified Securitization Transaction” means any transaction or series of transactions entered into by us or any Restricted Subsidiary pursuant to which we or such Restricted Subsidiary contribute, sell, convey, grant a security interest in or otherwise transfer to a Securitization Special Purpose Entity, and such Securitization Special Purpose Entity contributes, sells, conveys, grants a security interest in or otherwise transfers to one or more other Persons, any Securitization Assets (whether now existing or arising in the future) or any beneficial or participation interests therein.

“Rating Agencies” means:

(i)	each of Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors (“Moody’s”), Fitch Ratings, Inc., and its successors (“Fitch”), and S&P Global Ratings, a division of S&P Global Inc., and its successors (“S&P”); and
(ii)	if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act that is selected by us as a replacement for Moody’s, S&P, Fitch or all of them, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Company, (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States and (b) that owns any Principal Property.

“Sale and Leaseback Transaction” means the sale or transfer of any Principal Property owned or leased by the Company or any Restricted Subsidiary of the Company to any Person that leases back such Principal Property to the Company or a Restricted Subsidiary.

“Securitization Assets” means (a) all receivables, inventory or royalty or other revenue streams contributed, sold, conveyed, granted or otherwise transferred as part of, pursuant to or in connection with asset securitization transactions by us or any Restricted Subsidiary pursuant to agreements, instruments and other documents relating to any Qualified Securitization Transaction, (b) all assets related to such receivables, inventory or royalty or other revenue streams, including rights arising under the contracts governing or related to such receivables, inventory or royalty or other revenue streams, rights in respect of collateral and Liens securing such receivables, inventory or royalty or other revenue streams and all contracts and contractual and other rights, guarantees and other credit support in respect of such receivables, inventory or royalty or other revenue streams, any proceeds of such receivables, inventory or royalty or other revenue streams and any lockboxes or accounts in which such proceeds are deposited, spread accounts and other similar accounts (and any amounts on deposit therein) established as part of, pursuant to or in connection with a Qualified Securitization Transaction, any warranty, indemnity, repurchase, dilution and other claim, arising out of the agreements, instruments and other documents relating to such Qualified Securitization Transaction and other assets that are transferred or in respect of which security interests are granted in connection with asset securitizations involving similar assets, and (c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (a) and (b).

“Securitization Special Purpose Entity” means a Person (including, without limitation, a Restricted Subsidiary) created in connection with the transactions contemplated by a Qualified Securitization Transaction, which Person engages in no business or activities other than in connection with the acquisition, disposition and financing of Securitization Assets and any business or activities incidental or related thereto and holds no assets other than Securitization Assets and other assets incidental or related to such Qualified Securitization Transaction.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by us or any Subsidiary (other than a Securitization Special Purpose Entity) that, taken as a whole, are customary in connection with a Qualified Securitization Transaction.

“Subsidiary” means any Person of which at least a majority of the outstanding Capital Stock having by the terms thereof ordinary voting power to elect a majority of the directors or similar governing body of such Person, irrespective of whether or not at the time stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency, is at the time owned or controlled directly or indirectly by us or by one or more of our Subsidiaries or by us and one or more Subsidiaries.

“Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

SEC Reports

The Indenture requires us to file with the Trustee copies of the annual reports and the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents, or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with rules and regulations prescribed by the SEC, such of the supplementary and periodic information, documents, and reports which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.

Delivery of reports, documents and information to the Trustee is for informational purposes only and its receipt of such reports shall not imply a duty of review and shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the Indenture.

Events of Default

The Indenture defines the following as events of default with respect to the Notes:

•	a default in payment of any interest installment due on the Notes, and continuance of such default for a period of 30 days;
•	a default in payment of principal or premium, if any, on any of the Notes;
•	a default in performance of any other covenant applicable to the Notes for 90 days after notice to us by the Trustee, or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding securities of such series;
•	default by us or any Restricted Subsidiary under any Indebtedness for money borrowed of us or any Restricted Subsidiary having an aggregate principal amount equal to $110.0 million, whether such Indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay any portion of the principal of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; provided, however, that such acceleration shall not have been rescinded or annulled within 10 days after written notice is given to us by the Trustee or to the Company and the Trustee by holders of at least 25% of the outstanding principal amount of the Notes as provided in the Indenture; provided further that prior to any declaration of the acceleration of the Notes as provided in the Indenture, an event of default under this clause will be remedied, cured or waived without further action on the part of either the Trustee or any of the holders if the default under such other Indebtedness is remedied, cured or waived; or

•	certain events of our bankruptcy, insolvency and reorganization.

If an event of default, other than events relating to our bankruptcy, insolvency and reorganization, occurs and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Notes may declare the principal of all the Notes to be due and payable immediately. If an event of default relating to our bankruptcy, insolvency and reorganization occurs and is continuing, the principal, premium, if any, and accrued but unpaid interest on all outstanding Notes shall automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable. Prior to any declaration accelerating the maturity of any Notes (and, subject to conditions, after a declaration accelerating the maturity of any Notes but before any judgment or decree for the payment of the moneys due shall have been obtained or entered), the holders of a majority of the aggregate principal amount of the outstanding Notes may waive such default, except a default in the payment of principal of, or premium, if any, or interest on the Notes.

The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during any event of default to act with the required standard of care, to be indemnified by holders of the Notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture also provides that the holders of a majority of the aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes, subject to certain exceptions.

The Indenture contains a covenant requiring us to file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

Modification of the Indenture

The Indenture permits us and the Trustee, without the consent of the holders of the Notes, to execute supplemental indentures for the following purposes:

•	to provide for a successor to us in accordance with the Indenture;
•	to make any change that would provide any additional rights or benefits to the holders of the Notes;
•	to cure any ambiguity or to correct or supplement any provision in the Indenture or in any supplemental indenture that is defective or inconsistent with the Indenture or any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the holders of the Notes in any material respect;
•	to provide for a successor Trustee;
•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
•	to conform the text of the Indenture or the terms of the Notes to this “Description of the Notes” section; and
•	to make certain other changes specified in the Indenture.

The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Notes, except that no such supplemental indenture may:

•	extend the fixed maturity of the Notes;

•	reduce the rate or extend the time of payment of any interest on the Notes;
•	reduce the principal amount of or any premium on the Notes;
•	change the currency of payment of the Notes;
•	waive a default or event of default in the payment of principal of or any premium or interest on the Notes issued under the Indenture (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes then outstanding with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);
•	reduce the amount payable upon the redemption of any note or accelerate the time at which such note may be redeemable as described above under “—Optional Redemption” (it being understood that the provisions described above under “—Certain Covenants— Offer to Repurchase Notes Upon Change of Control Triggering Event” and the related definitions are not subject to this clause); or
•	impair the rights of the holder of the Notes to institute suit for the enforcement of any payment of principal, premium or interest, if any, on the Notes,

in each case without the consent of the holder of each Note so affected. Further, no such supplemental indenture may reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all outstanding Notes.

Satisfaction and Discharge; Legal Defeasance and Covenant Defeasance

The Indenture provides that we, at our option, will be discharged from any and all obligations in respect of the Notes (except for certain obligations such as obligations to (a) register the transfer or exchange of securities, (b) replace stolen, lost or mutilated securities; and (c) maintain paying agencies) if at any time, we (i) have paid or caused to be paid the principal of and premium, if any, and interest on the Notes as and when the same shall have become due and payable, (ii) we have delivered to the Trustee for cancelation all of the Notes theretofore authenticated (other than any Notes which have been destroyed, lost or stolen and which have been replaced or paid) or (iii) (x) all such Notes not theretofore delivered to the Trustee for cancelation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption and (y) we irrevocably deposit with the Trustee, in trust, cash or government securities that are sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bankers, without consideration of any reinvestment of interest, to pay the principal of, or interest and premium, if any, on the outstanding Notes issued thereunder on the dates such installments of interest or principal are due.

We may, at our option and at any time, elect to have all of our obligations discharged with respect to the Notes and the Indenture (“legal defeasance”) except for:

•	the rights of holders to receive payments in respect of the principal of, or interest or premium, if any, on the Notes when such payments are due from the trust referred to below;
•	our obligations to (a) register the transfer or exchange of securities, (b) replace stolen, lost or mutilated securities; and (c) maintain paying agencies;
•	the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and
•	the legal defeasance provisions of the Indenture.

We may, at our option and at any time, elect to have our obligations terminated with respect to the Notes under various covenants applicable to the Notes, including those described under “—Certain Covenants—Limitation on Liens”, “—Certain Covenants—Limitation on Sale and Leaseback Transactions”, “—Certain Covenants—Consolidation, Merger or Sale of Assets”, “—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event” and the operation of the event of default in connection with such failure to comply with such covenants and the cross-acceleration event of default described in the fourth bullet under “—Events of Default” (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

•	we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash or government securities that are sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bankers, without consideration of any reinvestment of interest, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated dates for the payment thereof or on the applicable redemption date;
•	in the case of legal defeasance, we have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) we have received from, or there has been published by, the IRS a ruling or (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;
•	in the case of covenant defeasance, we have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
•	no event of default and no event which after notice or lapse of time, or both, would become an event of default has occurred and is continuing on the date of such deposit (other than an event of default or event which after notice or lapse of time, or both, would become an event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);
•	such legal defeasance or covenant defeasance will not constitute an event of default or an event which after notice or lapse of time, or both, would become an event of default under the Indenture (other than an event of default or event which after notice or lapse of time, or both, would become an event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we or any of our Restricted Subsidiaries is a party or is bound; and
•	we must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Immunity of Incorporators, Stockholders, Officers and Directors

No recourse for the payment of the principal of or premium, if any, or interest on any note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any of our obligations, covenants or agreements contained in the Indenture or in any supplemental indenture, or in any Note itself, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, past, present or future, of us or our successors, either directly or through us or any such successor, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of the Notes.

Book-Entry System

We will issue the Notes in the form of one or more permanent global notes in definitive, fully registered form. The global note will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee in accordance with the FAST Balance Certificate Agreement between DTC and the Trustee.

Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors. The transfer of ownership of beneficial interests in a global note will be effected only through records maintained by DTC or its nominee, or by participants or persons that hold through participants.

Investors may elect to hold beneficial interests in the global notes through either DTC or Euroclear if they are participants in these systems, or indirectly through organizations that are participants in these systems. Upon receipt of any payment in respect of a global note, DTC or its nominee will immediately credit participants’ accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown in the records of DTC or its nominee. Payments by participants to owners of beneficial interests in a global note held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the Notes of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global note through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations (the “DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as a beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to continue as depositary for such global note or if DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and we have not appointed a successor depositary within 90 days of that notice;

•	we execute and deliver to the Trustee and registrar an Officers’ Certificate stating that such global note shall be so exchangeable; or
•	an event of default under the Indenture has occurred and is continuing and the registrar has received a request from DTC.

Governing Law; Waiver of Jury Trial

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York. The Indenture provides that we and the Trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or any transaction contemplated thereby.

Concerning the Trustee

The Trustee under the Indenture is U.S. Bank National Association. In the ordinary course of business, we may borrow money from, and maintain other banking relationships with, the Trustee and its affiliates. Neither the Trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any rating event has occurred.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences to beneficial owners of the Notes of the acquisition, ownership, and disposition of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This discussion applies only to beneficial owners that acquire the Notes in connection with their initial issuance at their initial offering price and hold the Notes as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that might be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, taxpayers that are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account for financial accounting purposes, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States and persons holding the Notes as part of a hedging or conversion transaction or a straddle. In addition, this discussion does not address any foreign, state, local or non-income tax consequences to beneficial owners of the Notes of the acquisition, ownership or disposition of the Notes.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of the Notes that is for U.S. federal income tax purposes:

1.	a citizen or individual resident of the United States;
2.	a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;
3.	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
4.	a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “Non-U.S. Holder” means any beneficial owner of the Notes that is not a U.S. Holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this discussion, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders”.

If a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes is a beneficial owner of the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership or other entity. Such partnerships and other entities and their partners should consult their own tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the Notes.

This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. federal income taxation of U.S. Holders

Payments of interest

Stated interest on Notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holders’ regular method of accounting for U.S. federal income tax purposes.

Payment contingencies

As described above under “Description of the Notes—Optional Redemption”, we may, under certain circumstances, redeem or repurchase the Notes before maturity at a premium. Also, in the event a Change of Control Triggering Event occurs, we may be required to repurchase Notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase, as described above under “Description of the Notes—Certain Covenants—Offer to Repurchase Notes Upon Change of Control Triggering Event”. Under applicable U.S. Treasury regulations, if based on all the facts and circumstances as of the date on which the Notes are issued there is a remote likelihood that a contingency will occur, or if the contingency is “incidental”, it is assumed that such contingency will not occur, and the contingency is ignored unless and until it occurs. We intend to take the position that the likelihood of a repurchase premium becoming payable on the Notes is remote and/or such premium is incidental (within the meaning of applicable Treasury regulations) as of the issue date, and that, as a result, such additional amounts need not be taken into account unless and until such additional amounts become payable, at which time such additional amounts should be taxable to a U.S. Holder in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Our position will be binding on all U.S. Holders except a U.S. Holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the Notes were acquired. There can be no assurance, however, that the IRS will agree with our position. If our position were successfully challenged by the IRS, the Notes could be treated as “contingent payment debt instruments” under the applicable Treasury regulations and a U.S. Holder could be required to accrue income on the Notes in excess of stated interest payments (regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes) at a rate equal to our “comparable yield”, and to treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, redemption, retirement or other disposition of the Notes that is taxable for U.S. federal income tax purposes. In the event we pay a repurchase premium, U.S. Holders should consult their own tax advisors regarding the treatment of such amounts.

Sale, exchange or redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the Notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted tax basis in the Notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in the Notes generally will be its cost for the Notes.

The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the Notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the Notes for more than 12 consecutive months. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its own tax advisor regarding the deductibility of capital losses in its particular circumstances.

Medicare tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which will include all or a portion of their interest income from, and gain from the disposition of, the Notes. Any U.S. Holder that is an individual, estate or trust, is urged to consult a tax advisor regarding the applicability of such tax.

Backup withholding and information reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding at the applicable rate (currently 24%) with respect to payments on the Notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the Notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalties of perjury, that it is not subject to backup withholding on IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or a suitable substitute form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund; provided, however, that the required information is furnished to the IRS in a timely manner. In addition, payments on the Notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.

U.S. federal income taxation of Non-U.S. Holders

Payments of interest

Subject to the discussion below under “—Backup withholding and information reporting” and “—Foreign Account Tax Compliance Act”, a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on interest paid on the Notes so long as:

1.	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock entitled to vote;
2.	the Non-U.S. Holder is not a “controlled foreign corporation” that is related to us, actually or by attribution, through stock ownership; and
3.	either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E, as appropriate, or a suitable substitute form that it is not a United States person (as defined in the Code), and provides its name and address, and in certain circumstances, its U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder or another intermediate financial institution, and furnishes to us a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the Notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Notes is subject to a reduced rate of U.S. withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes a properly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

As described under “—Effectively connected income” below, payments of interest to a Non-U.S. Holder may be subject to U.S. federal income tax if they are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

Sale, exchange or redemption of the Notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of the Notes (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of interest” above) will be exempt from U.S. federal income and withholding tax, unless:

1.	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or
2.	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions are met.

Effectively connected income

If interest, gain or other income recognized by a Non-U.S. Holder on the Notes is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will not be subject to the withholding tax discussed above under “—Payments of interest” if the

Non-U.S. Holder provides us with a properly completed and executed IRS Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), but the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest, gain or other income as if it were a United States person (as defined in the Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is a corporation, it may be subject to an additional 30% (or such lower rate as may be provided for under an applicable treaty) branch profits tax.

Backup withholding and information reporting

We must report annually to the IRS and to a Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the tax withheld from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments”. Such backup withholding and additional information reporting will not apply to payments on the Notes made by us or our paying agent to a Non-U.S. Holder if an IRS Form W-8BEN or W-8BEN-E (as described above under “—Payments of interest”) is received from the Non-U.S. Holder.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of the Notes made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a United States person (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of the Notes made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person (as defined in the Code) and satisfies certain other conditions or it otherwise establishes an exemption. An IRS Form W-8BEN or W-8BEN-E, as appropriate (described more fully above under “—Payments of interest”), may generally be used to satisfy these requirements. Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Pursuant to Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”) and regulations promulgated thereunder, payments to certain foreign entities of interest on a debt obligation of a U.S. issuer and, for dispositions occurring after December 31, 2018, the gross proceeds of dispositions of such a debt obligation will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. An intergovernmental agreement between the United States and the applicable foreign country may modify these requirements. You should consult your tax advisor regarding the possible effect of this withholding tax on your investment in the Notes.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder’s particular situation. Prospective purchasers of the Notes should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in U.S. or other tax laws.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

When considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Each Plan should consider the fact that none of the Company, the underwriters or any of their respective affiliates will act as a fiduciary to any Plan with respect to the decision to acquire Notes and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision. The decision to acquire Notes must be made by each prospective Plan purchaser on an arm’s length basis.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the Company or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Plan or ERISA Plan involved in the transaction and provided further that the Plan or ERISA Plan pays no more than adequate consideration in connection with the transaction. Furthermore, newly issued class exemptions, once they become effective, may provide relief for certain transactions involving certain investment advisers who are fiduciaries. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, or any interest therein, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

Purchasers of the Notes have the exclusive responsibility for ensuring that their purchase and holding of the Notes complies with the fiduciary responsibility rules of ERISA or of applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. We make no representation as to whether an investment in the Notes is appropriate for any Plan in general or whether such investment is appropriate for any particular plan or arrangement. Neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally. Such purchasers of the Notes should consult and rely on their own counsel and advisers as to whether an investment in the Notes is suitable.

UNDERWRITING (CONFLICTS OF INTEREST)

Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, dated the date of this prospectus supplement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount
Morgan Stanley & Co. LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $       million aggregate principal amount of Notes at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a principal amount of additional Notes approximately proportionate to that underwriter’s initial purchase commitment. Any Notes issued or sold under the option will be issued and sold on the same terms and conditions as the other Notes that are the subject of this offering.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of       % of the principal amount of the Notes. The underwriters may allow, and any such dealer may re-allow, a concession not to exceed       % of the principal amount of the Notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The underwriters may offer and sell Notes through certain of their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the Notes:

Paid by us
	No Exercise	Full Exercise(1)
Per note	$	$
Total	$	$
(1)	Reflects full exercise of the underwriter’s option to purchase up to an additional $ million aggregate principal amount of the Notes.

The expenses of the offering, not including the underwriting discount, are estimated to be $          and will be payable by us.

Prior to this offering, there has been no public market for the Notes. We intend to apply to list the Notes on the NYSE. If the application is approved, we expect trading on the NYSE to begin within 30 days after the original issue date.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. The representatives of the underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. Even if the application to list the Notes on the NYSE is approved, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, during the period from the date hereof through the date that is 30 days from the closing of this offering, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase the Notes in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

As described in “Use of Proceeds”, we expect to use the proceeds from this offering to prepay all or a portion of the outstanding borrowings under our 364-Day Facility. Certain affiliates of the underwriters are lenders under our 364-Day Facility. Because affiliates of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our 364-Day Facility, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the Notes will be rated by one or more of the rationally recognized statistical rating organizations in one of the four highest generic rating categories. Pursuant to FINRA Rule 5121, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are lenders and/or agents under the Credit Facilities. Morgan Stanley & Co. LLC and/or its affiliates also serve as financial advisors to us in connection with the Proposed Spin-off with respect to the Fitness business and acted as financial advisors in connection with the Acquisition. In addition, certain of the underwriters and/or their affiliates may hold a portion of the 4.625% Notes, the 7.375% Debentures or the 7.125% Notes.

The Company, through its Brunswick Financial Services Corporation subsidiary, owns a 49% interest in a joint venture, Brunswick Acceptance Company, LLC (“BAC”). Under the terms of the joint venture agreement, BAC provides secured wholesale inventory floorplan financing to the Company’s boat and engine dealers. On February 16, 2018, the Company, through its Brunswick Financial Services Corporation subsidiary, entered into an amended and restated joint venture agreement with CDF Ventures, LLC, a subsidiary of Wells Fargo and Company, to extend the term of their financial services joint venture, BAC, through December 31, 2022.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (the “DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the Notes may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for us by Cravath, Swaine & Moore LLP, New York, NY. Certain legal matters relating to this offering of the Notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, NY.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Brunswick Corporation’s Annual Report on Form 10-K, and the effectiveness of Brunswick Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the Global Marine Business of Power Products Holdings, LLC as of and for the nine-month period ended May 31, 2018 appearing in Brunswick Corporation’s Current Report on Form 8-K filed with the SEC on October 1, 2018 have been audited by RSM US LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

BRUNSWICK CORPORATION

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITORY SHARES
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS
WARRANTS
HYBRID SECURITIES COMBINING ELEMENTS OF THE FOREGOING

We may offer and sell from time to time, any of the securities listed above, in one or more series.

This prospectus contains a general description of the securities that we may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus. Read this prospectus and any supplement carefully before you invest.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement or other offering materials.

Our common stock is listed on the New York Stock Exchange and Chicago Stock Exchange under the trading symbol “BC”.

We are a Delaware corporation and our principal offices are located at 1 N. Field Ct., Lake Forest, Illinois, 60045-4811 and our telephone number is (847) 735-4700.

Investing in our securities involves risk. You should carefully read and consider the information referred to under the heading “Risk Factors” on page 1 of this prospectus and set forth in the documents incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2016.

i

RISK FACTORS

Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and in our periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein, together with all of the other information appearing in this prospectus or in the applicable prospectus supplement or incorporated by reference into this prospectus in light of their particular investment objectives and financial circumstances. For more information, see the sections entitled “Documents Incorporated by Reference” and “Where You Can Find More Information” below.

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any related prospectus supplement or free writing prospectus. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Brunswick Corporation and its financial statements.

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The securities may be sold for United States dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in United States dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus or, if applicable, any other offering materials we may provide you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, the accompanying prospectus supplement or any other offering materials is accurate only as of the date on their respective covers, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references to “Brunswick,” the “Company,” the “Registrant,” “our,” “us” and “we” in this prospectus mean Brunswick Corporation and its wholly owned subsidiaries and other entities controlled by Brunswick Corporation except where it is clear from the context that the term means only the issuer, Brunswick Corporation.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus are incorporated by reference into and are deemed to be a part of this prospectus from the date of filing of those documents; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC.

The following documents, which we have filed with the SEC, are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed February 17, 2016 (including the portions of the Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Shareholders, filed March 24, 2016, that are incorporated by reference into such annual report);
•	Quarterly Reports on Form 10-Q for the quarters ended April 2, 2016, filed May 5, 2016 and July 2, 2016, filed August 3, 2016;
•	Current Reports on Form 8-K filed February 12, 2016 and Item 1.01 of our Current Report on Form 8-K filed June 30, 2016; and
•	the description of our common stock, par value $0.75 per share, contained in our registration statement on Form 8-A filed with the SEC on March 14, 1996, as amended by Amendment No. 1 filed on February 18, 2004, and any further amendments or reports filed for the purpose of updating that description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon your request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference into this prospectus, then the exhibits will not be provided. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed or incorporated by reference as an exhibit to this prospectus because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, may apply standards of materiality in a manner different from what may be viewed as material to you or other investors or may no longer continue to be true as of any given date.

Requests for documents relating to us should be directed to:

Christopher F. Dekker
Brunswick Corporation
1 N. Field Ct.
Lake Forest, Illinois 60045-4811
(847) 735-4700

WHERE YOU CAN FIND MORE INFORMATION

We have filed reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information. The SEC also maintains a website that contains reports, proxy statements and other information about us. The address of the SEC website is http://www.sec.gov. You may also inspect reports, proxy statements and other information concerning us at the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005 and The Chicago Stock Exchange, One Financial Place, 440 South La Salle Street, Chicago, Illinois 60605. Information about us, including our SEC filings, is also available on our Internet site at http://www.brunswick.com. However, the information on, or accessible through, our Internet site is not part of this prospectus or any accompanying prospectus supplements or other offering materials unless specifically incorporated by reference herein or therein, as applicable.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain, and any related prospectus supplements, other offering materials and documents deemed to be incorporated by reference herein or therein may contain, forward-looking statements within the meaning of Section 27A of the Securities Act and

Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements may include words such as “expect,” “anticipate,” “believe,” “may,” “should,” “could,” “estimate” and similar terms. These statements involve certain risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. See “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. These risks include, but are not limited to:

•	the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets and the level of consumer confidence on the demand for the Company’s products and services;
•	negative currency trends, including shifts in exchange rates;
•	the ability to make targeted acquisitions and successfully integrate newly acquired businesses;
•	the ability of the Company to successfully implement its strategic plan and growth initiatives;
•	the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets;
•	the ability to maintain strong relationships with dealers, distributors and independent boat builders;
•	the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners;
•	the ability to successfully manage pipeline inventories;
•	credit and collections risks, including the potential obligation to repurchase dealer inventory;
•	the risk of losing a key customer or a critical supplier;
•	the strength and protection of the Company’s brands and other intellectual property;
•	the ability to absorb fixed costs in managing production facilities;
•	the ability to successfully manage the expansion of the Company’s manufacturing footprint;
•	the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price;
•	the need to meet pension funding obligations;
•	uncertainties in the timing and amount of the Company’s share repurchases;
•	the effect of higher energy and fuel costs;
•	competitive pricing pressures, including the impact of changing foreign currency exchange rates, inflation and increased competition from international competitors;
•	the ability to develop new and innovative products at a competitive price and in compliance with applicable laws and to maintain product quality and service standards;
•	the continued use of legacy information technology systems and the risk of a failure of or attacks on the Company’s information technology systems, which could result in data breaches, lost or stolen assets or information and associated remediation costs;
•	competition from other leisure pursuits that may affect the level of participation in boating and fitness activities;
•	the risk of product liability, warranty and other claims in connection with the manufacture and sale of products;
•	the ability to protect the Company’s intellectual property;
•	the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions and remediation efforts, climate change, healthcare costs, taxes and employment obligations;

•	the risk of having to record an impairment to the value of goodwill and other assets;
•	doing business in international locations, including risks of international political instability, civil unrest and operations in emerging markets;
•	the ability to attract and retain key contributors and to successfully implement succession plans;
•	the effect of weather conditions on demand for marine products; and
•	the effect that catastrophic events, including hurricanes, floods, earthquakes and environmental spills, may have on consumer demand and the ability to manufacture products.

Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and any subsequent Quarterly Reports on Form 10-Q, and may also include risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in this prospectus.

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date they are made. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMPORTANT NOTE REGARDING PRESENTATION OF FINANCIAL INFORMATION

In November 2015, the Financial Accounting Standards Board amended the Accounting Standards Codification (“ASC”) to require that deferred tax assets and liabilities be classified as non-current on the consolidated balance sheets for all periods presented. The amendment may be applied either retrospectively or prospectively and is effective for fiscal years, and the interim periods thereafter, beginning after December 15, 2016, with early adoption permitted. We early adopted the ASC amendment during the first quarter of 2016, which caused us to change our method of presentation for current deferred income taxes in the consolidated balance sheets for all periods presented in our quarterly reports for the periods ended April 2, 2016 and July 2, 2016. Current deferred income tax assets of $208.0 million were reclassified to long-term as of December 31, 2014. The reclassification of current deferred income tax liabilities did not have a material impact on our consolidated financial statements.

DESCRIPTION OF BRUNSWICK

Brunswick is a leading global designer, manufacturer and marketer of recreation products including marine engines, boats, fitness and active recreation products. Brunswick’s engine-related products include: outboard, sterndrive and inboard engines; trolling motors; propellers; engine control systems; and marine parts and accessories. The Company’s boat offerings include: fiberglass pleasure boats; luxury yachts, yachts and sport yachts; offshore fishing boats; aluminum and fiberglass fishing boats; pontoon boats; deck boats and inflatable boats. Brunswick’s fitness products include cardiovascular and strength training equipment for both the commercial and consumer markets. The Company also sells products and services for productive well-being, a complete line of billiards tables and other gaming tables and accessories.

MERCURY ENGINE SEGMENT

The Marine Engine segment consists of the Mercury Marine Group (“Mercury Marine”). Mercury Marine manufactures and markets a full range of outboard engines, sterndrive propulsion systems and inboard engines under the Mercury, Mercury MerCruiser, Mariner, Mercury Racing, Mercury Sport Jet and Mercury Jet Drive, MotorGuide, Sea Pro, Axius and Zeus brand names. In addition, Mercury Marine manufactures and markets marine parts and accessories under the Quicksilver, Mercury Precision Parts, Mercury Propellers, Attwood, Garelick, Whale, Land ‘N’ Sea, Kellogg Marine Supply, Diversified Marine Products, Bell Recreational Products, BLA, Seachoice and MotorGuide brand names, including marine electronics and control integration systems, steering systems, instruments, controls, propellers, trolling motors, fuel systems, service parts and marine lubricants. Mercury Marine also supplies integrated, high-speed diesel propulsion systems to the worldwide recreational and commercial marine markets.

Mercury Marine’s outboard engines, sterndrive engines and inboard engines are sold to independent boat builders, local, state and foreign governments and to the Company’s Boat segment. In addition, Mercury Marine sells outboard engines through a global network of more than 6,000 marine dealers and distributors, specialty marine retailers and marine service centers.

Mercury Marine manufactures four-stroke outboard engine models ranging from 2.5 to 400 horsepower and two-stroke OptiMax outboard engines, all of which feature Mercury’s direct fuel injection (“DFI”) technology, ranging from 75 to 300 horsepower. All of these low-emission engines are in compliance with applicable U.S. Environmental Protection Agency requirements. Mercury Marine’s four-stroke outboard engines include Verado, a collection of supercharged outboards ranging from 150 to 400 horsepower, and Mercury Marine’s naturally aspirated four-stroke outboards, ranging from 2.5 to 150 horsepower, including the 75 to 115 horsepower FourStroke, introduced in 2014, which has become known for its light weight, fuel efficiency and performance. Mercury Marine also manufactures two-stroke, non-DFI engines for certain markets outside the United States. In addition, most of Mercury’s sterndrive and inboard engines are now available with catalyst exhaust treatment and monitoring systems, and all are compliant with applicable state and federal environmental regulations.

Mercury Marine and Mercury Racing manufacture inboard and sterndrive engine models ranging from 115 to 1,650 horsepower. Mercury was awarded the IBEX Innovation Award for Propulsion Parts/Propellers for its Flo-Torq SSR-HD, a propeller hub system designed to improve shift noise and vibration on certain high-horsepower outboards, and MotorGuide won the Innovation Award for the Outboard Engines category for its X5 trolling motor featuring Variable Ratio Steering technology in September 2015 at the 2015 International Boatbuilders Exhibition and Conference. Mercury also won the Innovation Prize of Propulsion System award at the China (Zhoushan Archipelago) International Boat Show for its 350 horsepower Verado outboard engine and its second consecutive Most Eco-Friendly Marine Business Award during the 2015 China (Shanghai) International Boat Show for its 75-115 horsepower FourStroke Outboard Engine platform.

To promote advanced propulsion systems with improved handling, performance and efficiency, Mercury Marine manufactures and markets advanced boat steering and engine control systems under the brand names of Zeus and Axius.

Mercury Marine's parts and accessories distribution and products businesses include: Land 'N' Sea, Kellogg Marine Supply, Diversified Marine Products, Bell Recreational Products, BLA, Attwood Marine, Garelick Mfg. Co. and Whale. These businesses are leading manufacturers and distributors of marine parts and accessories throughout North America, Europe and Asia-Pacific, offering same-day or next-day delivery service to a broad array of marine service facilities.

BOAT SEGMENT

The Boat segment consists of the Brunswick Boat Group (“Boat Group”), which manufactures and markets the following products: fiberglass pleasure boats; luxury yachts, yachts and sport yachts; offshore fishing boats; aluminum and fiberglass fishing boats; pontoon boats; deck boats and inflatable boats. The Boat Group manages Brunswick’s boat brands; evaluates and optimizes the Boat segment’s boat portfolio; promotes recreational boating services and activities to enhance the consumer experience and dealer profitability; and speeds the introduction of new technologies into the boat manufacturing and design processes.

The Boat Group includes the following boat brands: Sea Ray L-Class yachts, yachts, sport yachts, sport cruisers and runabouts; Bayliner sport cruisers and runabouts; Meridian yachts; Boston Whaler and Lund fiberglass fishing boats; and Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft and Thunder Jet aluminum fishing, utility, pontoon boats and deck boats. The Boat Group also includes a commercial and governmental sales unit that sells products to commercial customers, as well as to the United States government and state, local and foreign governments. The Boat Group procures most of its outboard engines, gasoline sterndrive engines and gasoline inboard engines from Brunswick’s Marine Engine segment.

The Boat Group also includes several Brunswick boat brands based in Europe and Asia-Pacific, which include Quicksilver, Uttern and Rayglass (Protector and Legend), which are typically equipped with Mercury Marine engines and often include other parts and accessories supplied by Mercury Marine.

FITNESS SEGMENT

Brunswick’s Fitness segment is comprised of its Life Fitness division (“Life Fitness”), which designs, manufactures and markets a full line of reliable, high-quality cardiovascular fitness equipment (including treadmills, total body cross-trainers, stair climbers and stationary exercise bicycles) and strength-training equipment under the Life Fitness, Hammer Strength, SCIFIT and Cybex brands. The Fitness segment also includes Brunswick’s billiards business and InMovement products and services for productive well-being.

The Company’s Fitness segment manufactures commercial fitness equipment and high end consumer fitness equipment. Life Fitness’ commercial sales customers include health clubs, corporations, schools and universities, hotels, professional sports teams, retirement and assisted living facilities and the military and governmental agencies. Life Fitness makes commercial sales through its direct sales force, domestic dealers and international distributors. Consumer products are available at specialty retailers, select mass merchants, sporting goods stores, through international distributors and on the Life Fitness website.

The Fitness segment’s billiards business was established in 1845 and is Brunswick’s heritage business. The billiards business designs and/or markets billiards tables, table tennis tables, air powered table hockey games and other gaming tables, as well as game room furniture and related accessories, under the Brunswick and Contender brands.

FINANCIAL SERVICES

The Company, through its Brunswick Financial Services Corporation subsidiary, owns a 49 percent interest in a joint venture, Brunswick Acceptance Company, LLC (“BAC”). Under the terms of the joint venture agreement, BAC provides secured wholesale inventory floorplan financing to the Company's boat and engine dealers. Effective July 31, 2015, the joint venture was extended through December 31, 2019. CDF Ventures, LLC (“CDFV”), a subsidiary of GE Capital Corporation, used to own the remaining 51 percent. On March 1, 2016, CDFV completed the sale of its Commercial Distribution Finance business, including CDFV and its interest in the BAC joint venture, to Wells Fargo & Company. The transaction did not have a material effect on BAC.

The joint venture agreement contains provisions allowing for the renewal of the agreement or purchase of the other party's interest in the joint venture at the end of its term. Alternatively, either partner may terminate the agreement at the end of its term.

Additionally, Brunswick offers financial services through Brunswick Product Protection Corporation, which provides marine dealers the opportunity to offer extended product warranties to retail customers, and through Blue Water Dealer Services, Inc., which provides retail financial services to marine dealers. Each company allows Brunswick to offer a more complete line of financial services to its boat and marine engine dealers and their customers.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered by this prospectus for general corporate purposes, including, among other things, repaying, repurchasing or redeeming existing debt, repurchasing our equity securities, expanding existing businesses, acquiring businesses, investing in other business opportunities and funding pension obligations. Pending such use, we may temporarily invest the net proceeds in short-term interest-bearing investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended July 2, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	13.2x	9.0x	8.7x	4.6x	3.0x	2.0x
(1)	For computation of the ratio of earnings to fixed charges, earnings has been calculated by adding fixed charges, excluding capitalized interest, to earnings from continuing operations before income taxes and dividends received from equity affiliates, then deducting the impairment of equity method investment and undistributed earnings (loss) of affiliates. Fixed charges consist of interest expense, estimated interest portion of rent expense and capitalized interest.

GENERAL DESCRIPTION OF SECURITIES

We may offer under this prospectus: debt securities; common stock; preferred stock; depository shares; stock purchase contracts; stock purchase units; warrants to purchase debt securities, common stock or preferred stock; or any combination of the foregoing, either individually or as units consisting of two or more securities.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Our debt securities are to be issued under an indenture (the “Indenture”) to be entered into between us and U.S. Bank National Association, as trustee (the “Trustee”), a form of which is incorporated by reference into this registration statement as an exhibit. The following section is a summary of certain provisions of the Indenture. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions in the Indenture of certain terms. We encourage you to read the Indenture and our debt securities for provisions that may be important to you.

All capitalized terms included in this summary shall have the same meanings specifically set forth in the Indenture. For purposes of this description, references to “the Company,” “Brunswick,” “we,” “our,” and “us” refer only to Brunswick Corporation and not its subsidiaries.

Our debt securities may be issued as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under the heading “Description of Stock Purchase Contracts and Stock Purchase Units.”

The Indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities and provides that debt securities may be issued from time to time in one or more series. The Indenture provides that debt securities will be issued in fully registered form in denominations which may be specified for each particular series, if other than denominations of $2,000 and integral multiples of $1,000 or the equivalent in a foreign currency. Under the Indenture, debt securities will be unsecured and will rank pari passu with our other unsecured and unsubordinated Indebtedness.

Unless otherwise described in the prospectus supplement relating to the debt securities of any particular series, there are no covenants or provisions contained in the Indenture that may afford the holders of our debt securities protection in the event of a highly leveraged transaction involving us. Any such highly leveraged transaction may adversely affect holders of our debt securities.

We will set forth in a prospectus supplement, including any pricing supplement or term sheet, the following terms of the debt securities, among others, if applicable:

•	the title of the debt securities;
•	the price or prices (expressed as a percentage of the principal amount) at which the debt securities will be sold;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which the debt securities will mature;
•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates at which the debt securities will bear interest, if any, and the date from which any such interest will accrue;
•	the times at which any such interest will be payable and any regular record dates;
•	the terms and conditions, if any, on which a particular series of debt securities shall be convertible into or exchangeable for, shares of any class or classes of our capital stock or other securities or securities of a third party, including the price or prices or the rate or rates of conversion or exchange;
•	the currency or currencies in which principal of and any interest on the debt security may be payable;
•	if the currency for which debt securities may be purchased, or in which principal of and interest on the debt securities may be payable is at the purchaser’s election, the manner in which such an election may be made;
•	the dates, if any, on which, and the price or prices at which, the debt securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by us;
•	the date, if any, after which, and the price or prices at which, the debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or that of the holder of our debt security; and
•	any other terms of the debt securities.

DESCRIPTION OF CAPITAL STOCK

GENERAL

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.75 per share, of which approximately 90,063,607 shares were issued and outstanding, as of August 30, 2016, and 12,500,000 shares of preferred stock, par value $0.75 per share, none of which are issued or outstanding.

COMMON STOCK

Each share of common stock is entitled to one vote at all meetings of stockholders for the election of directors and all other matters submitted to stockholder vote. The common stock does not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock can elect all the directors if they choose to do so. Dividends may be paid to the holders of common stock when, as and if declared by our board of directors out of funds legally available for paying dividends. Our common stock has no preemptive or similar rights. Upon the liquidation, dissolution or winding up of our affairs, any assets remaining after provision for payment of all liabilities would be distributed pro rata among holders of our common stock. The shares of common stock currently outstanding are fully paid and nonassessable. The shares of common stock outstanding are, and any shares of our common stock offered by this prospectus will be upon issuance against full payment of the purchase price of the common stock, fully paid and nonassessable.

Our certificate of incorporation contains provisions requiring, with some exceptions, any merger, consolidation, disposition of assets or similar business combination with a person who owns 5 percent or more of the shares of our stock entitled to vote in elections of our directors to be approved by the affirmative vote of the holders of two-thirds of the shares of our stock entitled to vote in elections of directors which are not beneficially owned by such person. The certificate of incorporation also requires, with some exceptions, that two independent experts conclude that the terms of any such merger, consolidation, disposition of assets or similar business combination are fair to unaffiliated stockholders and that the opinion of these experts be included in a proxy statement mailed to stockholders. The foregoing provisions may be amended only by the affirmative vote of the holders of two-thirds of the shares of common stock entitled to vote in the elections of our directors, excluding any shares held by a person who owns 5 percent or more of the outstanding shares.

Our certificate of incorporation:

•	divides our board of directors into three classes that serve staggered three-year terms;
•	sets the number of directors at not less than six and not more than 15;
•	permits the number of directors to be increased or decreased within the foregoing range by vote of 80 percent of the directors or the holders of 80 percent of the outstanding shares of our stock entitled to vote in elections of directors;
•	authorizes us to establish the procedures for advance notice for stockholder nominations of directors in our By-laws;
•	permits such nomination procedures to be amended only by vote of 80 percent of our directors or the holders of 80 percent of the outstanding shares of our common stock entitled to vote in elections of directors;
•	gives our board of directors the exclusive power to fill interim vacancies and to determine the qualifications of directors;
•	prohibits the removal of directors without cause;
•	requires that stockholder action be taken at a meeting of our stockholders, except for action by written consents of the holders of preferred stock authorized by our board of directors; and
•	requires the affirmative vote of the holders of 80 percent of our shares entitled to vote in elections of directors to amend the foregoing provisions.

PREFERRED STOCK

Under our certificate of incorporation, our board of directors may direct the issuance of up to 12,500,000 shares of our preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by our board of directors pursuant to a certificate of designation without any further vote or action by our stockholders. Preferred stock, upon issuance against full payment of the purchase price for the preferred stock, will be fully paid and nonassessable. We may issue preferred stock as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under “Description of Stock Purchase Contracts and Stock Purchase Units.” The specific terms of a particular series of our preferred stock will be described in the prospectus supplement relating to that series. The description of our preferred stock set forth below and the description of the terms of a particular series of our preferred stock set forth in the related prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series.

The applicable prospectus supplement will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of a series of preferred stock.

The rights, preferences, privileges and restrictions of our preferred stock of each series will be fixed by the certificate of designation relating to such series. A prospectus supplement, relating to each series, will specify the following terms of the preferred stock:

•	the maximum number of shares to constitute the series and the distinctive designation of the series;
•	the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;
•	the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends on shares of the series that the holders of shares of the series shall be entitled to receive upon the redemption of the series;
•	the liquidation preference, if any, and any accumulated dividends on the series, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of our affairs;
•	whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;
•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of our capital stock or of a third party or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether such conversion is mandatory or optional;
•	the stated value of the shares of the series;
•	the voting rights, if any, of the shares of the series;
•	any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of the series of preferred stock; and
•	any other terms of the series.

In the event of any voluntary liquidation, dissolution or winding up of our affairs, the holders of any series of any class of our preferred stock shall be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of our common stock or any other of our shares ranking junior to such series, the amounts fixed by our board of directors with respect to such series and set forth in the applicable prospectus supplement plus an amount equal to all dividends accrued and unpaid on the series to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of our affairs. After payment to our holders of the preferred stock of the full preferential amounts to which they are entitled, our holders of preferred stock, as such, shall have no right or claim to any of our remaining assets.

If liquidating distributions shall have been made in full to all holders of our preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of our capital stock ranking junior to our preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. The merger or consolidation of us into or with any other corporation, or the sale, lease or conveyance of all or substantially all of our assets, shall not constitute our dissolution, liquidation or winding up.

DESCRIPTION OF DEPOSITORY SHARES

GENERAL

We may offer depository receipts for depository shares, each of which will represent a fractional interest in a share of a particular series of a class of our preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series of each class represented by depository shares will be deposited under a separate deposit agreement among us, the preferred stock depository named in the deposit agreement and the holders from time to time of our depository receipts. Subject to the terms of the deposit agreement, each owner of a depository receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of our preferred stock represented by the depository shares evidenced by such depository receipt, to all the rights and preferences of the preferred stock represented by such depository shares (including dividend, voting, conversion, redemption and liquidation rights).

The depository shares will be evidenced by depository receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the preferred stock depository, we will cause the preferred stock depository to issue, on our behalf, the depository receipts. Copies of the applicable form of deposit agreement and depository receipt may be obtained from us upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

The preferred stock depository will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the depository receipts evidencing the related depository shares in proportion to the number of such depository receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depository.

In the event of a distribution other than in cash, the preferred stock depository will distribute property received by it to the record holders of depository receipts entitled to the property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depository, unless the preferred stock depository determines that it is not feasible to make such distribution, in which case the preferred stock depository may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

Upon surrender of the depository receipts at the corporate trust office of the preferred stock depository (unless the related depository shares have previously been called for redemption), the holders of the depository receipts will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole shares of preferred stock and any money or other property represented by the depository shares evidenced by such depository receipts. Holders of depository receipts will be entitled to receive whole shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depository share as specified in the applicable prospectus supplement, but holders of such preferred stock will not thereafter be entitled to receive depository shares. If the depository receipts delivered by the holder evidence a number of depository shares in excess of the number of depository shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depository will deliver to such holder at the same time a new depository receipt evidencing such excess number of depository shares.

REDEMPTION OF DEPOSITORY SHARES

Whenever we redeem preferred stock held by the preferred stock depository, the preferred stock depository will redeem as of the same redemption date the number of depository shares representing the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depository the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of preferred stock, dividends for the current dividend period only) of the preferred stock to the date fixed for redemption. The redemption price per depository share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the depository shares are to be redeemed, the preferred stock depository will select the depository shares to be redeemed by lot.

After the date fixed for redemption, the depository shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depository receipts evidencing the depository shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depository receipts were entitled upon such redemption upon surrender of the depository receipts to the preferred stock depository.

VOTING OF THE UNDERLYING PREFERRED STOCK

Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the preferred stock depository will mail the information contained in such notice of meeting to the record holders of the depository receipts evidencing the depository shares which represent such preferred stock. Each record holder of depository receipts evidencing depository shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depository as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depository shares. The preferred stock depository will vote the amount of preferred stock represented by such depository shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depository in order to enable the preferred stock depository to do so. The preferred stock depository will abstain from voting the amount of preferred stock represented by such depository shares to the extent it does not receive specific instructions from holders of our depository receipts evidencing such depository shares.

LIQUIDATION PREFERENCE

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of our depository receipts will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depository share evidenced by such depository receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

The depository shares, as such, are not convertible into our common stock or any of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depository shares, the depository receipts may be surrendered by depository receipt holders to the preferred stock depository with written instructions to the preferred stock depository instructing us to cause conversion of our preferred stock represented by the depository shares evidenced by such depository receipts into whole shares of common stock, other preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect of such instructions, we will cause the conversion of the preferred stock represented by depository shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depository shares evidenced by a depository receipt are to be converted in part only, one or more new depository receipts will be issued for any depository shares not to be converted. No fractional shares of our common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

The form of depository receipt evidencing the depository shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depository. However, any amendment that materially and adversely alters the rights of the holders of depository receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of our depository shares evidenced by the depository receipts then outstanding.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depository if a majority of the holders of each class of our depository shares affected by such termination consents to such termination, whereupon the preferred stock depository shall deliver or make available to each holder of depository receipts, upon surrender of the depository receipts held by such holder, such number of whole or fractional shares of our preferred stock as are represented by the depository shares evidenced by such depository receipts. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depository shares shall have been redeemed;
•	there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of us and such distribution shall have been distributed to the holders of depository receipts evidencing the depository shares representing such preferred stock; or
•	each related share of preferred stock shall have been converted into our capital stock not so represented by depository shares.

CHARGES OF PREFERRED STOCK DEPOSITORY

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depository in connection with the performance of its duties under the deposit agreement. However, holders of our depository receipts will pay the fees and expenses of the preferred stock depository for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITORY

The preferred stock depository may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depository. Any such resignation or removal shall take effect upon the appointment of a preferred stock depository successor. A preferred stock depository successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

The preferred stock depository will forward to holders of our depository receipts any reports and communications from us that are received by the preferred stock depository with respect to the related preferred stock.

Neither we nor the preferred stock depository will be liable if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depository under the deposit agreement will be limited to performing our respective duties under the deposit agreement in good faith and without gross negligence or willful misconduct, and neither we nor the preferred stock depository will be obligated to prosecute or defend any legal proceeding in respect of any depository receipts, depository shares or preferred stock represented by the depository shares unless satisfactory indemnity is furnished. We and the preferred stock depository may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock represented by the depository shares for deposit, holders of depository receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

If the preferred stock depository shall receive conflicting claims, requests or instructions from any holders of depository receipts, on the one hand, and us, on the other hand, the preferred stock depository shall be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS
DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected by us at the time of issue, which debt warrant agreement may include or incorporate by reference standard debt securities warrant provisions substantially in the form of the standard debt securities warrant provisions incorporated into this registration statement by reference.

GENERAL

The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any securities offered by any prospectus supplement and may be attached to or separate from such securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:

•	the offering price, if any;
•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;
•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;
•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;
•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;
•	a discussion of certain United States federal income tax considerations;
•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;
•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;
•	the antidilution provisions of the debt warrants; and
•	any other terms of the debt warrants.

Warrantholders do not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, or interest on, the debt securities or to enforce any of the covenants of the debt securities or the Indenture except as otherwise provided in the Indenture.

EXERCISE OF DEBT WARRANTS

Our debt warrants may be exercised by surrendering to our debt warrant agent the debt warrant certificate with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and signed by the warrantholder or its duly authorized agent (such signature(s) to be guaranteed by a bank or trust company, a broker or dealer which is a member of the Financial Industry Regulatory Authority (“FINRA”) or by a national securities exchange), indicating the warrantholder’s election to exercise all or a portion of the debt warrants evidenced by the certificate. Surrendered debt warrant certificates shall be accompanied by payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If fewer than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF THE WARRANTS TO PURCHASE
COMMON STOCK OR PREFERRED STOCK

The following statements with respect to the common stock warrants and preferred stock warrants (collectively, the stock warrants) are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue, which stock warrant agreement may include or incorporate by reference standard stock warrant provisions substantially in the form of the standard stock warrant provisions incorporated into this registration statement by reference.

GENERAL

Our stock warrants, evidenced by stock warrant certificates, may be issued under the stock warrant agreement independently or together with any securities offered by any prospectus supplement and may be attached to or separate from such securities. If stock warrants are offered, the related prospectus supplement will describe the designation and terms of the stock warrants, including without limitation the following:

•	the offering price, if any;
•	the designation and terms of our common stock or preferred stock purchasable upon exercise of the stock warrants;
•	if applicable, the date on and after which our stock warrants and the related securities will be separately transferable;
•	the number of shares of our common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise;
•	the date on which the right to exercise the stock warrants shall commence and the date on which such right shall expire;
•	a discussion of certain United States federal income tax considerations;
•	the call provisions, if any;
•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;
•	the antidilution provisions of the stock warrants; and
•	any other terms of the stock warrants.

The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

EXERCISE OF STOCK WARRANTS

Our stock warrants may be exercised by surrendering to our stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse side of the stock warrant certificate properly completed and signed by the warrantholder, or its duly authorized agent (such signature(s) to be guaranteed by a bank or trust company, a broker or dealer which is a member of FINRA or by a national securities exchange), indicating the warrantholder’s election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates shall be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the applicable prospectus supplement. Upon receipt of the stock warrant certificate by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the common stock or the preferred stock, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent shall deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

ANTIDILUTION AND OTHER PROVISIONS

The exercise price payable and the number of shares of our common stock or preferred stock purchasable upon the exercise of each of our stock warrants and the number of our stock warrants outstanding will be subject to adjustment in certain events, including the issuance of a stock dividend to our holders of common stock or preferred stock, respectively, or a combination, subdivision or reclassification of our common stock or preferred stock, respectively. In lieu of adjusting the number of shares of our common stock or preferred stock purchasable upon exercise of each of our stock warrants, we may elect to adjust the number of our stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1 percent. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each of our outstanding stock warrants shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of our common stock or preferred stock into which such stock warrants were exercisable immediately prior to any such consolidation, merger, sale or conveyance of any of our property.

NO RIGHTS AS STOCKHOLDERS

Holders of our stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, which are contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured, secured or prefunded on some basis to be specified in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, collateral or depository arrangements, relating to the stock purchase contracts or stock purchase units.

Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered under this prospectus (1) directly to purchasers, (2) through agents, (3) through underwriters or a group of underwriters, (4) through dealers, (5) through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise or (6) through a combination of these or other methods of sale. The applicable prospectus supplement with respect to the securities will describe the terms of the offering of these securities and the method of distribution of these securities.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements, which may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Any securities offered other than common stock will be a new issue of securities with no established trading market. Any underwriters to whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such securities.

The agents, dealers and underwriters may be deemed to be underwriters as defined under the Securities Act, and any discounts, commissions or concessions received by them from us or any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from us will be described in the applicable prospectus supplement. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

The place and time of delivery for the securities that are described generally in this prospectus will be set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

The validity of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Brunswick Corporation’s Annual Report on Form 10-K, and the effectiveness of Brunswick Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Brunswick Corporation for the year ended December 31, 2013 appearing in Brunswick Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 (including schedules appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$

  % Senior Notes due 2048

PRELIMINARY PROSPECTUS SUPPLEMENT

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities

           , 2018